UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials

                            Hardin Bancorp, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

     Hardin Bancorp, Inc. common stock, par value $.01 per share
______________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

     731,453 shares of common stock (plus outstanding options to acquire 105,800 shares of common stock).
________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     $21.75 per share of Hardin Bancorp, Inc. common stock, and $21.75, less the exercise price, for underlying options to purchase Hardin Bancorp, Inc. common stock
________________________________________________________________________________
     4) Proposed maximum aggregate value of transaction:

      $16,918,000
________________________________________________________________________________
5)   Total fee paid:

     $3,384
________________________________________________________________________________
     [X]  Fee paid previously with preliminary materials:

________________________________________________________________________________
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:
               N/A
________________________________________________________________________________
          2)   Form, Schedule or Registration Statement No.:
               N/A
________________________________________________________________________________
          3)   Filing Party:
               N/A
________________________________________________________________________________
          4)   Date Filed:
               N/A
_______________________________________________________________________________

                              HARDIN BANCORP, INC.
                            201 Northeast Elm Street
                             Hardin, Missouri 64035


                                                               January 3, 2001


Dear Stockholder:


         We cordially invite you to attend a special meeting of stockholders of Hardin Bancorp, Inc., to be held at the Hardin United Methodist Church Fellowship Hall located at 101 Northeast First Street, Hardin, Missouri, on Friday, February 2, 2001, at 1:00 p.m., local time.

         On October 25, 2000, Hardin Bancorp, Inc. agreed to merge with Dickinson Financial Corporation. If the merger is completed, you will receive a cash payment of $21.75 for each share of Hardin Bancorp, Inc. stock that you own. Upon completion of the merger you will no longer own any stock or have any interest in Hardin Bancorp, Inc., nor will you receive, as a result of the merger, any stock of Dickinson Financial Corporation.

         At the special meeting, you will be asked to approve and adopt the merger agreement. A majority of the votes entitled to be cast at the special meeting must vote for approval and adoption of the merger agreement for the merger to be completed. If the merger agreement is approved, and all other conditions described in the merger agreement have been met or waived, the merger is expected to occur during the first quarter of 2001.

         Your exchange of shares of Hardin Bancorp, Inc. stock for cash generally will cause you to recognize income for federal, and possibly state and local, tax purposes. You should consult your personal tax advisor for a full understanding of the tax consequences of the merger to you.

         Your board of directors believes that the merger is in the best interests of Hardin Bancorp, Inc. stockholders and unanimously recommends that you vote FOR the merger agreement. Your board of directors has received the opinion of Trident Securities that the consideration to be received by Hardin Bancorp, Inc.'s stockholders in the merger is fair from a financial point of view.

         This proxy statement provides you with detailed information about the proposed merger and includes, as Appendix A, a complete text of the merger agreement. I urge you to read the enclosed materials carefully for a complete description of the merger.

         It is very important that your shares be represented at the special meeting. Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy card and return it promptly in the postage-paid envelope we have provided.

         On behalf of the Board, I thank you for your prompt attention to this important matter.

                                          Sincerely,

                                          /s/ Robert W. King

                                          Robert W. King
                                          President and Chief Executive Officer

                              HARDIN BANCORP, INC.
                            201 Northeast Elm Street
                             Hardin, Missouri 64035
                                 (660) 398-4312

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 2, 2001

         Notice is hereby given that a special meeting of stockholders of Hardin Bancorp, Inc. will be held at the Hardin United Methodist Church Fellowship Hall located at 101 Northeast First Street, Hardin, Missouri, on February 2, 2001, commencing at 1:00 p.m., local time, and thereafter as it may from time to time be adjourned.

         A proxy card and a proxy statement for the special meeting are enclosed. The meeting is being held for the following purposes:

         1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of October 25, 2000 by and among Dickinson Financial Corporation and Hardin Bancorp, Inc., pursuant to which DFC Acquisition Corporation Five, a recently formed subsidiary of Dickinson Financial, will merge with and into Hardin Bancorp and each of the outstanding shares of Hardin Bancorp common stock will be converted into the right to receive $21.75 in cash, as more fully described in the accompanying proxy statement; and

         2. To transact such other business as properly may come before the meeting and any adjournment or adjournments thereof. The board of directors is not aware of any other business to come before the special meeting.

         Any action may be taken on this proposal at the special meeting or on any date or dates to which the special meeting may be adjourned or postponed. You can vote at the meeting if you owned Hardin Bancorp common stock at the close of business on the December 26, 2000 record date. A complete list of stockholders entitled to vote at the meeting will be available at the main office of Hardin Bancorp during the ten days prior to the meeting and at the meeting.

         As a stockholder of Hardin Bancorp, you have the right to dissent from the proposed merger and obtain an appraisal of the fair value of your shares of Hardin Bancorp common stock under applicable provisions of Delaware law. In order to perfect dissenters' rights, you must not vote in favor of the merger and must comply with the requirements of Delaware law. A copy of the Delaware statutory provisions regarding dissenters' rights is provided as Appendix C to the accompanying proxy statement and a summary of these provisions can be found under the caption "Rights of Dissenting Stockholders" beginning on page 14.

         In the event there are not sufficient votes to approve the proposal for the adoption of the merger agreement at the time of the meeting, the meeting may be adjourned in order to permit further solicitation by Hardin Bancorp, Inc.

         Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the special meeting.

                                          By Order of the Board of Directors

                                          /s/ Robert W. King

                                          Robert W. King
                                          President and Chief Executive Officer

Hardin, Missouri
January 3, 2001

--------------------------------------------------------------------------------
Important: The prompt return of proxies will save Hardin Bancorp the expense of further requests for proxies to ensure a quorum at the meeting. Please complete, sign and date the enclosed proxy and promptly mail it in the enclosed envelope. You may revoke your proxy in the manner described in the proxy statement at any time before it is voted.
--------------------------------------------------------------------------------

                              HARDIN BANCORP, INC.
               PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

                               SUMMARY TERM SHEET

         This is a summary of the most material terms of the transaction between Hardin Bancorp and Dickinson Financial. It does not contain all the information that may be important to you. We urge you to read carefully the entire document and the other documents to which we refer, including the merger agreement, to fully understand the merger.

         o Pursuant to the agreement and plan of merger between Hardin Bancorp and Dickinson Financial, DFC Acquisition Corporation Five, a wholly-owned subsidiary of Dickinson Financial recently organized to facilitate the merger, will first be merged with and into Hardin Bancorp, with Hardin Bancorp surviving as a subsidiary of Dickinson Financial. Immediately following this merger, Hardin Federal Savings Bank will be merged with and into Bank Midwest, National Association, with Bank Midwest, National Association being the surviving entity and continuing with its current name. See the discussion under the caption "The Merger--General" on page 7 for more information.

         o If the merger occurs, each stockholder of Hardin Bancorp will receive, for each share he or she owns, an amount in cash equal to $21.75 per share. See the discussion under the caption "The Merger--Terms of the Merger" beginning at page 19 for more information.

         o The merger cannot occur unless Hardin Bancorp's stockholders approve the merger by at least a majority of the outstanding shares of common stock and all regulatory approvals necessary to complete the merger are obtained. See the discussion under the caption "The Merger--Conditions to the Merger" beginning at page 20 for more information.

         o The Board of Directors of Hardin Bancorp has approved the merger and has unanimously recommended that Hardin Bancorp's stockholders vote in favor of it. See the discussion under the caption "The Merger--Hardin Bancorp's Reasons for the Merger and Recommendation of the Board of Directors" beginning at page 9 for more information.

         o        Trident  Securities,  a Division of McDonald  Investments Inc.
                  has issued a fairness opinion that the amount that will be paid to Hardin Bancorp's stockholders is fair from a financial point of view. See the discussion under the caption "The Merger--Opinion of Our Financial Advisor" beginning at page 9 for more information.

         o Hardin Bancorp has agreed to pay Dickinson Financial a termination fee of $500,000 if Hardin Bancorp terminates the merger agreement in order to accept a superior offer and within 12 months Hardin Bancorp or Hardin Federal enters into a definitive acquisition agreement with a third party. See the discussion under the caption "The Merger--Expenses and Termination Fee" beginning at page 25 for more information.

         o In general, Hardin Bancorp has agreed that it will not seek or encourage a competing transaction to acquire Hardin Bancorp, except in very limited situations in which an unsolicited offer is made. See the discussion under the caption "The Merger--Agreement Not to Solicit Other Offers" beginning at page 23 for more information.

         o Officers and directors of Hardin Bancorp who have stock options and restricted stock awards under Hardin Bancorp's stock benefit plans will receive payments for their awards based upon the merger price per share. They and other employees will also receive other benefits from the merger. See the discussion under the caption "The Merger--Interests of Certain Persons in the Merger" beginning at page 17 for more information.

         o Stockholders who dissent from the merger have the right to receive the appraised value of their shares if the merger is consummated, provided that they satisfy certain requirements of Delaware law. See the discussion under the caption "The Merger--Rights of Dissenting Stockholders" beginning at page 14 for more information.

                                TABLE OF CONTENTS


SUMMARY TERM SHEET........................................................1
THE SPECIAL MEETING.......................................................5
MARKET PRICE AND DIVIDEND DATA FOR HARDIN BANCORP COMMON STOCK............6
THE MERGER................................................................7
         General..........................................................7
         The Parties to the Merger........................................7
         Background of the Merger.........................................8
         Hardin Bancorp's Reasons for the Merger and Recommendation
           of the Board Of Directors......................................9
         Opinion of Our Financial Adviser.................................9
         Surrender of Certificates.......................................13
         Certain Federal Income Tax Consequences.........................14
         Rights of Dissenting Stockholders...............................14
         Interests of Certain Persons in the Merger......................17
         Regulatory Approvals............................................19
         Accounting Treatment............................................19
         Terms of the Merger.............................................19
         When the Merger Will Be Completed...............................20
         Conditions to the Merger........................................20
         Conduct of Business Pending the Merger..........................20
         Agreement Not to Solicit Other Offers...........................23
         Employee Matters................................................23
         Certain Other Covenants.........................................23
         Representations and Warranties in the Merger Agreement..........24
         Termination of the Merger Agreement.............................24
         Expenses and Termination Fee....................................25
         Changing the Terms of the Merger Agreement......................25
         Independent Public Accountants..................................25
OWNERSHIP OF HARDIN BANCORP COMMON STOCK BY
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.................................26
OTHER MATTERS............................................................27
STOCKHOLDER PROPOSALS....................................................27
WHERE YOU CAN FIND MORE INFORMATION......................................27
APPENDIX A--AGREEMENT AND PLAN OF MERGER................................A-1
APPENDIX B--OPINION OF TRIDENT SECURITIES...............................B-1
APPENDIX C--SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW.........C-1

                              HARDIN BANCORP, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following tables set forth selected historical consolidated financial data for Hardin Bancorp. The annual historical financial condition and operating data are derived from Hardin Bancorp's consolidated financial statements audited by its independent accountants. Financial amounts as of and for the six months ended September 30, 2000 and 1999 are unaudited, but Hardin Bancorp believes such amounts reflect all normal recurring adjustments necessary for a fair presentation of the results of operations and financial position for those periods. You should not assume that the six-month results indicate results for any future period.

                                                At                                       At March 31,
                                           September 30, ---------------------------------------------------------------------------
                                              2000             2000           1999            1998            1997           1996
                                              ----             ----           ----            ----            ----           ----
                                                                  (Dollars in Thousands except per share data)
Selected Financial Data:
Total assets                                $ 143,325      $ 138,484       $ 137,056      $ 121,092       $ 103,354       $ 83,387
Loan receivable, net                           83,587         78,059          69,505         61,274          54,568         45,031
Mortgage-backed securities:
       Held to maturity                             -              -               -         10,995          13,457         16,299
       Available for sale                      11,691         11,806          12,584          8,020           5,757          7,907
Investment securities:
       Held to maturity                             -              -               -         10,000               -              -
       Available for sale                      37,273         37,793          44,519         22,656          22,340          6,363
FHLB stock                                      2,165          2,015           2,000          1,475             950            742
Other interest-bearing deposits                 3,290          3,332           4,157          3,225           4,007          5,430
Deposits                                       85,686         86,565          83,327         76,884          70,201         66,605
FHLB advances                                  43,300         38,300          40,000         29,500          19,000              -
Total stockholders' equity                     12,757         12,426          12,560         13,478          13,210         16,035

                                          For the six months
                                          ended September 30,                         For the years ended March 31,
                                       --------------------------  -----------------------------------------------------------------
                                          2000          1999          2000          1999          1998          1997         1996
                                          ----          ----          ----          ----          ----          ----         ----
                                                               (Dollars in thousands except per share data)
Selected Operating Data:
Total interest income                      $ 5,183       $ 4,711       $ 9,618      $ 9,013       $ 8,234       $ 6,684     $ 5,552
Total interest expense                       3,224         2,845         5,735        5,920         5,184         3,915       3,454
                                       ------------  ------------  ------------  -----------   -----------   -----------  ----------
        Net interest income                  1,959         1,866         3,883        3,093         3,050         2,769       2,098

Provision for loan losses                       32             1             1           66            94            34          14
                                       ------------  ------------  ------------  -----------   -----------   -----------  ----------
Net interest income after
        provision for loan losses            1,927         1,865         3,882        3,027         2,957         2,735       2,084
                                       ------------  ------------  ------------  -----------   -----------   -----------  ----------
Loan fees and service charges                  369           302           626          451           176           117         110
Gain/(loss) on sales of loans,
        investments and mortgage-
        backed securities                        5            16            16          569           182            (2)          2
Other non-interest income                       82           132           234          172           134           158         167
                                       ------------  ------------  ------------  -----------   -----------   -----------  ----------
        Total non-interest income              456           450           876        1,192           492           273         279
                                       ------------  ------------  ------------  -----------   -----------   -----------  ----------

Total non-interest expense                   1,426         1,403         2,798        2,545         2,081         2,270(1)    1,576
                                       ------------  ------------  ------------  -----------   -----------   -----------  ----------
        Earnings before income taxes           957           912         1,960        1,674         1,368           738         787
Income tax expense                             341           306           688          601           499           274         277
                                       ------------  ------------  ------------  -----------   -----------   -----------  ----------
        Net earnings                         $ 616         $ 606       $ 1,272      $ 1,073         $ 869         $ 464       $ 511
                                       ============  ============  ============  ===========   ===========   ===========  ==========


Basic earnings per share                    $ 0.88        $ 0.88        $ 1.84       $ 1.48        $ 1.12        $ 0.52      $ 0.52
Diluted earnings per share                  $ 0.85        $ 0.85        $ 1.78       $ 1.42        $ 1.08        $ 0.51      $ 0.52
                                       ============  ============  ============  ===========   ===========   ===========  ==========
Weighted average common &
        common equivalent shares
        outstanding                        720,044       715,924       713,278      756,526       803,554       906,334     973,383
                                       ------------  ------------  ------------  -----------   -----------   -----------  ----------

                                                            At or for the
                                                              six months
                                                                ended
                                                             September 30,           At or for the years ended March 31,
                                                           -------------------  ---------------------------------------------
                                                             2000       1999     2000     1999      1998      1997     1996
                                                           --------   --------  -------  -------   -------   -------  -------
Selected Financial
     Ratios and Other Data:
Performance Ratios:
     Return on assets (ratio of net
       earnings to average total assets)                     0.87%      0.89%     0.94%    0.81%     0.76%     0.50%    0.64%
     Return on equity (ratio of net
       earnings to average equity)                           9.90       9.76     10.34     8.23      6.52      3.18     4.25
     Interest rate spread (2):
       Average during year                                   2.63       2.46      2.58     1.93      2.16      2.27     2.00
       End of year                                           2.33       2.99      2.20     2.07      1.97      2.61     2.37
       Net interest margin (3)                               2.89       2.87      2.98     2.42      2.73      3.04     2.70
     Ratio of non-interest expense to
       average total assets                                  2.02       2.08      2.07     1.93      1.82      2.43     1.98
     Ratio of average interest earning
       assets to average interest-bearing liabilities      105.50     109.44    109.10   110.49    112.23    117.85   115.76

Quality Ratios:
     Non-performing assets to total assets at end of year    0.13       0.19      0.17     0.20      0.19      0.37     0.15
     Allowance for loan losses to non-performing loans     183.00     116.91    128.30   112.48    106.97     41.58   107.38
     Allowance for loan losses to loans receivable, net      0.39       0.41      0.39     0.45      0.40      0.29     0.29

Capital Ratios:
     Equity to total assets at end of year                   8.90       8.94      8.98     9.16     11.12     12.78    19.23
     Average equity to average assets                        8.83       9.21      9.07     9.88     11.65     15.70    15.05

Other Data:
     Number of full service offices                             3          3         3        3         3         3        3


(1) Total non-interest expense for the year ended March 31, 1997 includes the one time SAIF assessment of $441,000.

(2)  Interest rate spread represents the difference between the weighted average
     yield  on  interest-earning   assets  and  the  weighted  average  rate  on
     interest-bearing liabilities.

(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.

                               THE SPECIAL MEETING

Place, Date and Time

         The special meeting will be held at the Hardin United Methodist Church Fellowship Hall located at 101 Northeast First Street, Hardin, Missouri, on February 2, 2001, commencing at 1:00 p.m., local time.

Purpose of the Meeting

         At the special meeting, or any adjournment or postponement thereof, our stockholders will be asked to approve a proposal to adopt the merger agreement. Our stockholders also may consider and vote upon such other matters as are properly brought before the special meeting. As of the date hereof, we know of no business that will be presented for consideration at the special meeting, other than the matters described in this proxy statement.

Record Date; Vote Required

         Only our stockholders of record at the close of business on December 26, 2000 (the "Record Date") are entitled to notice of and to vote at the special meeting. As of the Record Date, there were 731,453 shares of our common stock outstanding and entitled to vote at the special meeting.

         Each of our stockholders will be entitled to cast one vote per share held at the special meeting. Such vote may be exercised in person or by properly executed proxy. The presence, in person or by properly executed proxy, of the holders of one-third of our outstanding shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be treated as shares present at the special meeting for purposes of determining the presence of a quorum.

         The affirmative vote of the holders of at least a majority of our outstanding shares of common stock entitled to vote at the special meeting is required for approval of the merger agreement. As a result, abstentions and broker non-votes will have the same effect as votes against the approval of the merger agreement.

         Approval of the merger agreement by our stockholders is a condition to completion of the merger. See "The Merger--Conditions to the Merger."

Beneficial Ownership of Hardin Bancorp Common Stock

         As of the Record Date, our directors and executive officers and their affiliates beneficially owned in the aggregate 105,678 shares of our common stock, excluding stock options, or 14.5% of our outstanding shares of common stock entitled to vote at the special meeting. As of that date, neither Dickinson Financial, nor any of the directors or executive officers of Dickinson Financial, beneficially owned any shares of Hardin Bancorp common stock.

Proxies

         Shares of our common stock represented by properly executed proxies received prior to or at the special meeting will, unless such proxies have been revoked, be voted at the special meeting and any adjournments or postponements thereof in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR the adoption of the merger agreement.

         Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted by delivering to Karen Blankenship, Secretary, Hardin Bancorp, 201 Northeast Elm Street, Hardin, Missouri 64035, or at the special meeting on or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy, or a later-dated proxy relating to the same shares of common stock, or by attending the special meeting and voting in person. Attendance at the special meeting will not by itself constitute the revocation of a proxy.

         If any other matters are properly presented at the special meeting for consideration, the persons named in the proxy or acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

This includes a motion to adjourn or postpone the meeting in order to solicit additional proxies. However, no proxy voted against the proposal to approve the merger agreement will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the merger agreement. Hardin Bancorp does not know of any other matters to be presented at the meeting.

         Hardin Bancorp will bear the cost of solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees, who will not receive additional compensation for such services, may solicit proxies from our stockholders, personally or by telephone or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Moreover, we have retained Regan & Associates, Inc. to solicit proxies on behalf of the board of directors. Regan & Associates, Inc. will receive a fee of $ 3,000 for their services, inclusive of reimbursement of their expenses.

         You are requested to complete, date and sign the accompanying form of proxy and to return it promptly in the enclosed postage-paid envelope.

         You should not forward stock certificates with your proxy cards.

         MARKET PRICE AND DIVIDEND DATA FOR HARDIN BANCORP COMMON STOCK

         Hardin Bancorp's common stock is quoted on the Nasdaq SmallCap Market under the symbol "HFSA". The following table shows the high and low prices per share for Hardin Bancorp common stock as reported on the Nasdaq SmallCap Market and the cash dividends declared by Hardin Bancorp for the periods indicated.


FISCAL 1999                    High             Low               Dividends
-----------                    ----             ---               ---------
First Quarter                  $19.63           $18.75            $.14
Second Quarter                 $19.25           $16.13            $.15
Third Quarter                  $20.50           $14.25            $.16
Fourth Quarter                 $18.13           $16.38            $.18

FISCAL 2000                    High             Low               Dividends
-----------                    ----             ---               ---------
First Quarter                  $17.50           $15.25            $.20
Second Quarte                  $17.50           $15.63            $.20
Third Quarter                  $16.50           $15.00            $.20
Fourth Quarter                 $15.50           $13.00            $.20

FISCAL 2001                    High             Low               Dividends
-----------                    ----             ---               ---------
First Quarter                  $15.00           $12.81            $.20
Second Quarter                 $17.00           $13.88            $.20
Third Quarter                  $21.50           $17.13            $.20
(through December 22, 2000)

         On October 25, 2000, the last trading day prior to the public announcement that Dickinson Financial and Hardin Bancorp had entered into the merger agreement, the closing price of Hardin Bancorp common stock was $20.00 per share. On December 22, 2000, which is the last practicable date prior to the printing of this proxy statement, the closing price of Hardin Bancorp common stock was $21.50 per share.

         As of December 26, 2000, there were approximately 300 holders of record of Hardin Bancorp common stock. This number does not reflect the number of persons or entities who may hold their common stock in nominee or "street" name through brokerage firms.

                                   THE MERGER

         The information in this proxy statement concerning the terms of the merger is qualified in its entirety by reference to the full text of the merger agreement, which is attached as Appendix A and incorporated by reference herein. All stockholders are urged to read the merger agreement in its entirety, as well as the opinion of our financial advisor attached as Appendix B. All information contained in this proxy statement with respect to Dickinson Financial and its subsidiaries has been supplied by Dickinson Financial for inclusion herein and has not been independently verified by Hardin Bancorp.

General

         As soon as possible after the conditions to consummation of the merger described below have been satisfied or waived, and unless the merger agreement has been terminated as discussed below, Hardin Bancorp and a subsidiary of Dickinson Financial will merge in accordance with Delaware law. Under the terms of the merger agreement, an interim subsidiary of Dickinson Financial will be merged with and into us, with Hardin Bancorp surviving as a subsidiary of Dickinson Financial. Immediately after the merger is completed, Hardin Bancorp's subsidiary, Hardin Federal Savings Bank, will merge with and into Dickinson Financial's subsidiary, Bank Midwest. Bank Midwest will be the surviving bank.

         Upon completion of the merger, our stockholders will be entitled to receive $21.75 in cash in consideration for each of their shares of Hardin
Bancorp common stock they hold and shall cease to be stockholders of Hardin Bancorp.

The Parties to the Merger

         Dickinson Financial. Dickinson Financial, a Missouri corporation, is headquartered in Kansas City, Missouri and is the parent of Bank Midwest, N.A., a national bank, and DFC Acquisition Corporation Five, a Delaware corporation. Bank Midwest operates 49 branch offices in northern Missouri and the Kansas City metropolitan area. The principal executive offices of Dickinson Financial are located at City Center Square, 1100 Main Street, Suite 350, Kansas City, Missouri 64105, and its telephone number is (816) 472-5244.

         At September 30, 2000, Dickinson Financial had consolidated assets of $2.7 billion, net loans receivable of $1.1 billion, deposits of $1.8 billion and stockholders' equity of $238.6 million.

         DFC Acquisition Corporation Five, a Delaware corporation, is a wholly owned subsidiary of Dickinson Financial that was formed by Dickinson Financial solely for the purpose of effecting the merger with Hardin Bancorp.

         Hardin Bancorp. Hardin Bancorp is a Delaware corporation, which is the holding company for Hardin Federal. Hardin Bancorp was organized by Hardin Federal for the purpose of acquiring all of the capital stock of Hardin Federal in connection with the conversion of Hardin Federal from mutual to stock form, which was completed on September 28, 1995. The only significant assets of Hardin Bancorp are the capital stock of Hardin Federal, Hardin Bancorp's loan to Hardin Federal's Employee Stock Ownership Plan, and the remaining net proceeds of the conversion retained by Hardin Bancorp. The business of Hardin Bancorp consists of the business of Hardin Federal. The principal executive offices of Hardin Bancorp are located at 201 Northeast Elm Street, Hardin, Missouri 64035, and its telephone number is (660) 398-4312.

         Hardin Federal, which was originally chartered in 1888 as a Missouri-chartered mutual savings and loan association, is headquartered in Hardin, Missouri. Hardin Federal amended its mutual charter to become a federal mutual savings bank in 1995. The Federal Deposit Insurance Corporation insures Hardin Federal's deposits up to the maximum allowable amount. Hardin Federal serves the financial needs of its customers throughout Ray and Clay counties through its offices in Hardin, Richmond, and Excelsior Springs, Missouri. At September 30, 2000, Hardin Bancorp had total assets of $143.3 million, deposits of $85.7 million and stockholders' equity of $12.8 million.

Background of the Merger

         Hardin Federal has operated since its organization in 1888 as a community-oriented thrift serving the financial needs of its customers primarily in Ray and Clay counties, Missouri. Hardin Federal continued to maintain its community orientation following its mutual to stock conversion in 1995. Since the stock conversion, the board of directors of Hardin Bancorp has pursued a business plan that included pursuing opportunities for growth in Hardin Federal's market area, periodic repurchases of outstanding shares of Hardin Bancorp common stock and other matters.

         During late 1999 and early 2000, the board of directors sought to reevaluate the strategic alternatives available to Hardin Bancorp in view of the rapidly changing nature of banking and competitive forces. On March 16, 2000, at the request of the board of directors, a representative of Trident Securities met with the board to discuss possible strategic alternatives available to Hardin Bancorp. The board had begun the process of considering its alternatives and, among other things, believed it was appropriate to inform itself regarding the potential merger value of Hardin Bancorp and potential merger candidates. At that meeting, the representative from Trident Securities made a presentation to the board of the current status of the market for thrift mergers and acquisitions and a preliminary range of value for Hardin Bancorp. Trident
Securities also reviewed with the board of directors Hardin Bancorp's future financial prospects as an independent thrift institution.

         On April 4, 2000, Hardin Bancorp's board of directors formalized the engagement of Trident Securities to assist in the evaluation of strategic alternatives. As part of this engagement, the board of directors asked Trident Securities to explore the possibility of a business combination involving Hardin Bancorp and authorized Trident Securities to prepare an information memorandum containing financial and other information regarding Hardin Bancorp. The board also authorized Trident Securities to contact potentially interested parties to determine their interest in a potential business combination with Hardin Bancorp and the valuation they would place on Hardin Bancorp in such a transaction.

         In May and June 2000, Trident Securities contacted 14 parties inquiring about their interest in Hardin Bancorp. Trident Securities provided an information memorandum to 12 of these companies. On July 27, 2000, a representative of Trident Securities met with Hardin Bancorp's board of directors to discuss the four preliminary indications of interest it had received, one of which was from Dickinson Financial. The Trident Securities representative discussed the terms of these four proposals and also discussed the market for bank and thrift stocks generally. The Hardin Bancorp board concluded that the proposal by Dickinson Financial was the most attractive, as Dickinson Financial offered the highest value to Hardin Bancorp's stockholders and also appeared to be best positioned to complete the transaction. Based on advice from Trident Securities, and after considering relevant factors, the board directed Trident Securities to pursue additional negotiations with Dickinson Financial.

         During the month of August, Dickinson Financial conducted due diligence of Hardin Bancorp. Based on findings in due diligence, Dickinson Financial lowered its offer. This lower offer continued to represent the highest offering price for Hardin Bancorp. After approximately two weeks of additional negotiation, Dickinson Financial indicated that it was willing to improve its offer slightly to $21.75 cash for each outstanding share of Hardin Bancorp common stock.

         After discussing the revised purchase price and the presentation by Trident Securities, the Hardin Bancorp board determined that pursuing a transaction with Dickinson Financial on the terms proposed would be in the best interests of Hardin Bancorp's stockholders. The board then authorized its representatives to pursue the negotiation of a definitive merger agreement between the two parties. Thereafter, Hardin Bancorp's legal counsel and Dickinson Financial negotiated the terms of the merger agreement. A final draft of the merger agreement was provided to the Hardin Bancorp board. On October 25, Hardin Bancorp's board of directors met to consider the merger agreement. Representatives of Trident Securities and legal counsel were present at the meeting and reviewed the terms of the merger agreement in detail with the board. Further, the representative of Trident Securities presented the opinion of his firm that the consideration to be received by Hardin Bancorp's stockholders was fair from a financial point of view. After extensive discussion, the board of directors approved the merger agreement.

Hardin Bancorp's Reasons for the Merger and Recommendation of the Board Of Directors

         Hardin Bancorp's board has determined that the merger and the merger agreement are in the best interests of Hardin Bancorp and its stockholders. In reaching this determination, the Hardin Bancorp board consulted with legal counsel as to its legal duties and the terms of the merger agreement and with its financial adviser with respect to the financial aspects and fairness of the transaction consideration. In arriving at its determination, the Hardin Bancorp board also considered a number of factors including, but not limited to, the following:

         o The merger price to be paid to Hardin Bancorp stockholders in relation to the market value, book value, earnings per share and dividend rates of our common stock;

         o The results of the contacts and discussions between Hardin Bancorp and Trident Securities and various third parties and the belief of the Hardin Bancorp board that the merger with Dickinson Financial offered the best transaction available to Hardin Bancorp and its stockholders;

         o Information concerning the business, earnings, operations, financial condition and prospects of Hardin Bancorp as an independent company;

         o The financial advice rendered by Trident Securities, as financial adviser to Hardin Bancorp, that the merger consideration is fair, from a financial standpoint, to the Hardin Bancorp stockholders (See "Opinion of Our Financial Adviser" below);

         o The terms of the merger agreement, including the taxable nature of the cash to be paid to Hardin Bancorp stockholders;

         o        The historical trading prices for Hardin Bancorp common stock;

         o The impact of the merger on the depositors, employees, customers and communities served by us;

         o        The  current  and   prospective   economic,   competitive  and
                  regulatory   environment  facing  Hardin  Bancorp,   Dickinson
                  Financial and the financial services industry;

         o The results of the due diligence investigations of Dickinson Financial, including an assessment of Dickinson Financial's ability to pay the aggregate merger consideration and the likelihood of the merger being approved by regulatory authorities; and

         o        Hardin  Bancorp's   strategic   alternatives  to  the  merger,
                  including the continued operation of Hardin Federal as an independent financial institution.

         In reaching its determination to approve and recommend the merger, the Hardin Bancorp board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighed factors differently.

         Our board of directors believes that the merger is in the best interest of Hardin Bancorp and our stockholders. The board of directors unanimously recommends that our stockholders vote for the adoption of the merger agreement.

Opinion of Our Financial Adviser

         Merger - General. Pursuant to an engagement letter dated April 4, 2000 between Hardin Bancorp and Trident Securities, Hardin Bancorp retained Trident Securities to act as its sole financial advisor in connection with a possible merger and related matters. As part of its engagement, Trident Securities agreed, if requested by Hardin Bancorp, to render an opinion with respect to the fairness, from a financial point of view, to the holders of Hardin Bancorp common stock, of the financial consideration as set forth in the merger agreement.  Trident  Securities  is a nationally  recognized  specialist  in the financial services industry. Trident Securities is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. Hardin Bancorp selected Trident Securities as its financial advisor based upon Trident Securities' qualifications, expertise and reputation in such capacity.

         On October 25, 2000, Trident Securities delivered its oral opinion that the financial consideration was fair to Hardin Bancorp stockholders, from a financial point of view, as of the date of such opinion. Trident Securities also delivered to the Hardin Bancorp board a written opinion dated as of October 25, 2000, confirming its oral opinion. No limitations were imposed by Hardin Bancorp on Trident Securities with respect to the investigations made or the procedures followed in rendering its opinion.

         The full text of  Trident  Securities'  written  opinion  to the Hardin
Bancorp Board which sets forth the assumptions made, matters considered and extent of review by Trident Securities, is attached as Appendix B and is incorporated herein by reference. It should be read carefully and in its entirety in conjunction with this proxy statement. The following summary of Trident Securities' opinion is qualified in its entirety by reference to the full text of the opinion. Trident Securities' opinion is addressed to the Hardin Bancorp board and does not constitute a recommendation to any stockholder of Hardin Bancorp as to how such stockholder should vote at the Hardin Bancorp special meeting described in this document.

         Trident Securities, in connection with rendering its opinion:

         o Reviewed Hardin Bancorp's Annual Reports to Stockholders and Annual Reports on Form 10-KSB for each of the years ended March 31, 2000, March 31, 1999 and March 31, 1998, including the audited financial statements contained therein, and Hardin Bancorp's Quarterly Report on Form 10-QSB for the three months ended June 30, 2000;

         o Reviewed Dickinson Financial's Consolidated Financial Statements for the years ended December 31, 1999 and 1998, including the audited financial statements contained therein, and reviewed Dickinson Financial's Call Report dated March 31, 2000;

         o Reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Hardin Bancorp provided to Trident Securities or publicly available;

         o Participated in meetings and telephone conferences with members of senior management of Hardin Bancorp concerning the financial condition, business, assets, financial forecasts and prospects of Dickinson Financial, as well as other matters Trident Securities believed relevant to its inquiry;

         o Reviewed certain stock market information for Hardin Bancorp common stock, and compared it with similar information for certain companies, the securities of which are publicly traded;

         o Compared the results of operations and financial condition of Hardin Bancorp with that of certain companies, which Trident Securities deemed to be relevant for purposes of this opinion;

         o        Reviewed  the  financial   terms,   to  the  extent   publicly
                  available, of certain acquisition transactions, which Trident Securities deemed to be relevant for purposes of its opinion;

         o Reviewed the Merger agreement dated October 25, 2000 and certain related documents; and

         o        Performed   such  other   reviews  and   analyses  as  Trident
                  Securities deemed appropriate.

         The oral and written opinions provided by Trident Securities to Hardin Bancorp were necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.

         In connection with its review and arriving at its opinion, Trident Securities relied upon the accuracy and completeness of the financial information and other pertinent information provided by Hardin Bancorp and Dickinson Financial to Trident Securities for purposes of rendering its opinion. Trident Securities did not assume any obligation to independently verify any of the provided information as being complete and accurate in all material respects. With regard to the financial forecasts established and developed for Hardin Bancorp with the input of management, Trident Securities assumed that these materials had been reasonably prepared on bases reflecting the best available estimates and judgments of Hardin Bancorp as to the future performance of Hardin Bancorp and that the projections provided a reasonable basis upon which Trident Securities could formulate its opinion. Hardin Bancorp does not publicly disclose such internal management projections of the type utilized by Trident Securities in connection with Trident Securities' role as financial advisor to Hardin Bancorp with respect to the review of the merger. Therefore, such projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing Hardin Bancorp. Accordingly, actual results could vary significantly from those set forth in the respective projections.

         Trident Securities does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and therefore assumes that such allowances for Hardin Bancorp and Dickinson Financial are adequate to cover such losses. In addition, Trident Securities does not assume responsibility for the review of individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Hardin Bancorp or Dickinson Financial, nor was Trident Securities provided with such appraisals. Furthermore, Trident Securities assumes that the merger will be consummated in accordance with the terms set forth in the merger agreement, without any waiver of any material terms or conditions by Hardin Bancorp, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity. Trident Securities assumes that the merger will be recorded as a "purchase" in accordance with generally accepted accounting principles.

         In connection with rendering its October 25, 2000 opinion to the Hardin Bancorp board, Trident Securities performed a variety of financial and comparative analyses, which are briefly summarized below. Such summary of analyses does not purport to be a complete description of the analyses performed by Trident Securities. Moreover, Trident Securities believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, Trident Securities also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, Trident Securities drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in Trident Securities' analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals nor to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the analyses performed by Trident Securities were assigned a greater significance by Trident Securities than any other in deriving its opinion.

         Comparable Company Analysis: Trident Securities reviewed and compared actual stock market data and actual and estimated selected financial information for Hardin Bancorp with corresponding information for 5 publicly traded thrifts with assets between $93 million and $342 million based in Missouri (the "Hardin Bancorp Peer Group"). The Hardin Bancorp Peer Group is listed below:

      1.   CBES Bancorp                           Excelsior Springs, MO
      2.   Guaranty Federal Bancshares            Springfield, MO
      3.   Lexington B&L Financial                Lexington, MO
      4.   Perry County Financial Corporation     Perryville, MO
      5.   Southern Missouri Bancorp              Poplar Bluff, MO

         The following table below represents a summary analysis of the Hardin Bancorp Peer Group based on market prices as of October 23, 2000 and the latest publicly available financial data as of or for the last twelve months ended June 30, 2000:

                                                                     Hardin
                                               Mean      Median      Bancorp

Price to last twelve month earnings            13.3x      12.0x        9.6x
Price to book value                            70.5%      67.7%      108.6%
Price to tangible book value                   71.6%      69.9%      108.6%
Efficiency ratio                               58.5%      62.1%       58.4%
Dividend yield                                  3.4%       3.4%        4.4%
Return on average assets                          NM      0.76%       0.93%
Return on average equity                          NM      5.85%       10.5%
Leverage ratio                                 12.5%      12.3%        9.7%


         Comparable Transaction Analysis: Trident Securities reviewed and compared actual information for groups of comparable pending, i.e., last twelve months ending October 10, 2000, transactions deemed pertinent to an analysis of the merger. The implied acquisition price was compared to the median ratios of
(i) price to last twelve months earnings, (ii) price to book value, (iii) price to tangible book value, and (iv) price to assets for each of the following pending and recently completed transaction comparable groups:

         o        all thrift acquisitions with the selling thrift  headquartered in the Midwest Region ("Comparable Regional Deals");
         o        all thrift  acquisitions with the selling thrift having assets between  $100  million  and $200  million  ("Comparable  Asset
                  Size");
         o all thrift acquisitions with the selling thrift having an equity to assets ratio between 8.0% and 10.0% ("Comparable Capitalization");
         o all thrift acquisitions with the selling thrift having a return on average equity between 8.0% and 12.0% ("Comparable Profitability");
         o all thrift acquisitions with the selling thrift having a nonperforming assets to assets ratio of between 0.01% and 0.50% ("Comparable Asset Quality"); and
         o recent thrift transactions, announced since May 1, 2000, with similar size and performance characteristics ("Guideline").

         The following table represents a summary analysis of the comparable transactions analyzed by Trident Securities based on the announced transaction values:

                                                          Median Price to
                                        ---------------------------------------
                                         Book        Tang.      LTM
                              Number     Value       Book       EPS     Assets
                              ------    -------    --------   -------  --------
Comparable Regional Deals
   Pending and Completed.....   26       135%        135%      19.8x    15.5%
Comparable Asset Size
  Pending and Completed......   12       170%        170%      22.7x    17.2%
Comparable Capitalization
  Pending and Completed......   12       168%        177%      18.5x    16.3%
Comparable Profitability
  Pending and Completed......   11       140%        140%      16.7x    11.6%
Comparable Asset Quality
  Pending and Completed......   39       133%        133%      19.7x    16.7%
Guideline Transactions
  Pending....................    8       124%        131%      15.9x    12.1%

 Hardin Bancorp (1) .........            125%        125%      12.1x    11.8%
--------------------------------------------------------------------------------
(1)      Hardin Bancorp pricing data based on $21.75.

         Based on the above information, Trident Securities concluded that this analysis showed an imputed reference range of $21.57 to $28.58 per share, based on the Guideline transactions. Trident Securities noted that during periods of declining bank stock prices, as had recently been experienced, the comparable transaction analysis tends to indicate somewhat higher prices than may be reflective of current market conditions.

         Discounted Cash Flow Analysis: Trident Securities performed a discounted cash flow analysis with regard to Hardin Bancorp in a stand-alone scenario. This analysis utilized a range of discount rates of 11% to 17% and a range of terminal earnings multiples of 9.0x to 14.0x. The analysis resulted in a range of present values of $11.5 million ($14.78 per share) to $18.9 million ($24.30 per share) for Hardin Bancorp. This analysis was based on estimates considering market and company specific events and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Trident Securities noted that the discounted cash flow analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, discount rates, and terminal values.

         Other  Analyses:   Trident   Securities  also  reviewed  certain  other
information including pro forma estimated balance sheet and related capital ratios.

         No company used as a comparison in the above analyses is identical to Hardin Bancorp and no other transaction is identical to the merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather, such analyses involve complex considerations and judgments concerning differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which Hardin Bancorp is being compared.

         For its financial advisory services provided to Hardin Bancorp, Trident Securities has been paid fees of $35,000 to date and will be paid a fee of approximately $220,000 at the time of closing of the merger. In addition, Hardin Bancorp has agreed to reimburse Trident Securities for all reasonable out-of-pocket expenses, incurred by it on Hardin Bancorp's behalf, as well as indemnify Trident Securities against certain liabilities, including any which may arise under the federal securities laws.

         Trident Securities is a member of all principal securities exchanges in the United States and in the conduct of its broker-dealer activities has from time to time purchased securities from, and sold securities to, Hardin Bancorp. As a market maker Trident Securities may also have purchased and sold the securities of Hardin Bancorp for Trident Securities' own account and for the accounts of its customers.

Surrender of Certificates

         Within five business days after the completion of the merger, a paying agent designated by Dickinson Financial will mail to each holder of record of Hardin Bancorp common stock a form of transmittal letter with instructions on how to surrender certificates representing shares of Hardin Bancorp common stock for the cash merger consideration.

         Please do not send in your Hardin Bancorp stock certificates until you receive the letter of transmittal and instructions from the paying agent. Do not return your stock certificates with the enclosed proxy.

         After you mail the letter of transmittal and your Hardin Bancorp stock certificates in accordance with the instructions you will receive, a check in the amount of cash that you are entitled to receive will be mailed to you. The stock certificates you surrender will be canceled. You will not be entitled to receive interest on any cash to be received in the merger.

         Any portion of the cash to be paid in the merger that remains unclaimed by the stockholders of Hardin Bancorp for 12 months after the effective date of the merger will be repaid by the paying agent to Dickinson Financial upon written request of Dickinson Financial. If you have not complied with the exchange procedures prior to 12 months after the merger, you may only look to Dickinson Financial for payment of the cash you are entitled to receive in exchange for your shares of common stock, without any interest, and subject to applicable abandoned property, escheat and similar laws.

         If your Hardin Bancorp stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Dickinson Financial or the paying agent will send you instructions on how to provide evidence of ownership. You may be required to make an affidavit and post a bond in an amount sufficient to protect Dickinson Financial against claims related to your common stock.

Certain Federal Income Tax Consequences

         The following is a discussion of the material federal income tax consequences of the merger to certain holders of Hardin Bancorp common stock. The discussion is based upon the Internal Revenue Code (the "Code"), Treasury regulations, Internal Revenue Service rulings and judicial and administrative decisions in effect as of the date of this proxy statement. This discussion assumes that the common stock is generally held for investment. In addition, this discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or to Hardin Bancorp stockholders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations, dealers in securities or foreign currencies, insurance companies or employees who acquired the stock pursuant to the exercise of employee stock options or other compensation arrangements.

         The receipt of cash for Hardin Bancorp common stock in connection with the merger will be a taxable transaction for federal income tax purposes to stockholders receiving such cash. You will recognize a gain or loss measured by the difference between your tax basis for the common stock owned by you at the time of the merger and the amount of cash you receive for your Hardin Bancorp shares. Your gain or loss will be a capital gain or loss if the common stock is a capital asset to you. Under present law, long-term capital gain recognized by an individual generally will be taxed at a maximum federal income tax rate of 20%.

         The cash payments the holders of common stock will receive upon their exchange of the common stock pursuant to the merger generally will be subject to "backup withholding" for federal income tax purposes unless certain requirements are met. Under federal law, the paying agent must withhold 31% of the cash payments to holders of common stock to whom backup withholding applies. The federal income tax withheld may be used by these persons to reduce their federal income tax liability by the amount that is withheld. To avoid backup withholding, a holder of common stock must provide the paying agent with his or her taxpayer identification number and complete a form in which he or she certifies that he or she has not been notified by the Internal Revenue Service that he or she is subject to backup withholding as a result of a failure to report interest and dividends. The taxpayer identification number of an individual is his or her social security number.

         Neither Dickinson Financial nor Hardin Bancorp has requested or will request a ruling from the Internal Revenue Service as to any of the tax effects to Hardin Bancorp's stockholders of the transactions discussed in this proxy statement, and no opinion of counsel has been or will be rendered to Hardin Bancorp's stockholders with respect to any of the tax effects of the merger to holders of common stock

         The above summary of the material federal income tax consequences of the merger is not intended as a substitute for careful tax planning on an individual basis. In addition to the federal income tax consequences discussed above, consummation of the merger may have significant state and local income tax consequences that are not discussed in this proxy statement. Accordingly, persons considering the merger are urged to consult their tax advisers with specific reference to the effect of their own particular facts and circumstances on the matters discussed in this proxy statement.

Rights of Dissenting Stockholders

         Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to have an appraisal of the fair value of your shares conducted by the Delaware Court of Chancery. Hardin Bancorp stockholders electing to exercise dissenters' appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. Hardin Bancorp will require strict compliance with the statutory procedures. A copy of
Section 262 is attached as Appendix C.

         The following discussion is intended as a summary of the material provisions of the Delaware statutory procedures required to be followed by a Hardin Bancorp stockholder in order to dissent from the merger and perfect dissenters' appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to
Section 262 of the Delaware General Corporation Law, the full text of which appears in Appendix C of this proxy statement.

         Section 262 requires that stockholders be notified at least 20 days before the date of the meeting to vote on the merger for which dissenters' appraisal rights will be available. A copy of Section 262 must be included with that notice. This proxy statement constitutes Hardin Bancorp's notice to its stockholders of the availability of dissenters' appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your dissenters' appraisal rights you should carefully review the text of Section 262 contained in Appendix C because if you do not timely and properly comply with the requirements of Section 262, you will lose your rights under Delaware law.

         If you elect to demand appraisal of your shares of Hardin Bancorp common stock, you must satisfy both of the following conditions:

         1. You must deliver to Hardin Bancorp a written demand for appraisal of your shares of common stock before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the merger. Voting against or failing to vote for the merger by itself does not constitute a demand for appraisal within the meaning of
                  Section 262.

         2. You must not vote in favor of the merger. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the merger, by proxy or in person, will constitute a waiver of your dissenters' appraisal rights in respect of the shares of common stock so voted and will nullify any previously filed written demands for appraisal.

         If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the merger agreement but will have no dissenters' appraisal rights with respect to your shares of Hardin Bancorp common stock.

         All demands for appraisal must reasonably inform Hardin Bancorp of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares of common stock. The demand should be executed by, or on behalf of, the record holder of the shares of common stock and must be delivered to the following address prior to the time that the vote on the merger is taken at the meeting:

         Corporate Secretary
         Hardin Bancorp, Inc.
         201 Northeast Elm Street
         Hardin, Missouri 64035

         To be effective, a demand for appraisal by a holder of common stock must be made by or in the name of such registered stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares.

         If shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of common stock as to which appraisal is sought. Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock held in the name of such record owner.

         If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee. Similarly, if you participate in the Hardin Federal Savings Bank Employee Stock Ownership Plan and you wish to exercise appraisal rights, you should consult with the trustee of the Employee Stock Ownership Plan to determine the appropriate procedures for the making of a demand for appraisal.

         Section 262 provides that within 10 days after the effective date of the merger, Dickinson Financial must give written notice that the merger has become effective to each Hardin Bancorp stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date of the merger, either Dickinson Financial or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Dickinson Financial has advised us that it does not presently intend to file such a petition in the event there are dissenting stockholders and has no obligation to do so. Accordingly, your failure to file such a petition within the period specified could nullify your previously written demand for appraisal.

         At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Hardin Bancorp common stock. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Dickinson Financial, Dickinson Financial will be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of common stock. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation on them of the pendency of the appraisal proceedings; and if any stockholder fails to comply with this direction, the Court may dismiss the proceedings as to such stockholder.

         After determination of the stockholders entitled to appraisal of their shares of Hardin Bancorp common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of this fair value, with interest accrued during the pendency of the proceeding if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

         In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of the shares of common stock as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement.

         Costs of the appraisal proceeding may be imposed upon Dickinson Financial and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of common stock entitled to appraisal.

         After the effective date of the merger, any stockholder who demands appraisal rights will not be entitled to vote shares of common stock subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares of common stock, other than with respect to payment as of a record date prior to the effective date of the merger; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the cash payment for shares of his or her common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of Dickinson Financial and must, to be effective, be made within 120 days after the effective date of the merger.

         The requirements of Section 262 are technical and complex. Hardin Bancorp stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisers.

Interests of Certain Persons in the Merger

         Some of Hardin Bancorp's directors and officers may have interests in the merger that are in addition to, or different from, the interests of stockholders. Hardin Bancorp's board of directors was aware of these interests and considered them in approving the merger agreement.

         Stock Ownership. The directors and executive officers of Hardin Bancorp, together with their affiliates, beneficially owned a total of 105,678 shares of common stock, excluding stock options and unvested shares of restricted stock, representing 14.5% of all outstanding shares of the common stock, as of December 26, 2000. The directors and executive officers will receive the same consideration in the merger for their shares as the other Hardin Bancorp stockholders.

         Payment for Restricted Stock. At the merger effective date, each share of restricted stock granted by Hardin Bancorp pursuant to the 1995 Recognition and Retention Plan, whether or not then vested, will be converted into the right to receive $21.75 in cash, subject to applicable withholding taxes. As of December 26, 2000, the directors and executive officers of Hardin Bancorp held 7,369 shares of unvested restricted stock pursuant to Hardin Bancorp's Recognition and Retention Plan. See "Ownership of Hardin Bancorp Common Stock by Certain Beneficial Owners and Management" for the amount of unvested awards held by our directors and executive officers. In addition, each holder of restricted stock will receive such holder's allocable share of dividends held by the Recognition and Retention Plan with respect to such restricted stock. At the effective time, the Hardin Bancorp Recognition and Retention Plan will be deemed terminated.

         Conversion of Stock Options. At the merger effective date, each option granted by Hardin Bancorp to purchase shares of Hardin Bancorp common stock issued and outstanding pursuant to the 1995 Stock Option and Incentive Plan, whether or not such option is vested or exercisable on the merger effective date, will be converted into the right to receive in cash an amount equal to the difference, if a positive number, between $21.75 and the exercise price of each option multiplied by the number of shares of Hardin Bancorp common stock subject to the option. As of December 26, 2000, the directors and executive officers of Hardin Bancorp held options to purchase a total of 86,140 shares of common stock, of which 17,827 were not vested. See "Ownership of Hardin Bancorp Common Stock by Certain Beneficial Owners and Management" for the amount of vested and unvested stock options held by our directors and executive officers.

         Employee Stock Ownership Plan. Prior to consummation of the merger, Hardin Bancorp will make a contribution approximately equal to but no greater than the maximum contribution that is allowed under the tax laws, and then will terminate its ESOP. After consummation of the merger, the ESOP will repay the outstanding balance of its loan from the merger consideration received on unallocated shares held in the suspense account and allocate any surplus cash to the accounts of ESOP participants in proportion to their account balances, to the extent allowed under applicable law and the governing documents of the ESOP. Hardin Bancorp has applied for a favorable determination letter from the Internal Revenue Service on the tax-qualified status of the ESOP on termination. Upon receipt of the favorable determination letter and after the consummation of the merger, the ESOP will distribute the account balances to the ESOP participants.

         Director Deferred Fee Agreements. In 1980, Hardin Federal established a deferred compensation program for the benefit of its directors. This program permitted directors who elected to participate to defer up to 100% of directors fees over a 5-year period. All directors have participated in the deferred compensation program, with the exception of directors Blankenship and Homan. Each participating director upon reaching age 65, or in the event of death prior to age 65, the director's beneficiary, is entitled to receive a specified monthly payment for a period of 120 months. All directors are fully vested in their benefits under the Director Deferred Fee Agreements. The merger agreement provides that, at or prior to the effective time of the merger, the Director Deferred Fee

Agreements will be terminated and any benefits, or remaining benefits, to which the directors are entitled will be paid to them by Hardin Bancorp in a lump sum cash payment, reduced to present value using an 8% discount rate.

         Officers Compensation Agreement. In 1994, Hardin Federal entered into non-qualified agreements with Robert W. King and Karen K. Blankenship which provide for annual retirement benefits or death benefits of $12,000 and $22,800, respectively, payable monthly for a period of 120 months and commencing upon the earlier of such executive's attainment of age 65 or death. Both Mr. King and Ms. Blankenship are entirely vested in their benefits under the Officers Compensation Agreements. The merger agreement provides that, at or prior to the effective time, the Officers Compensation Agreements will be terminated and any benefits to which Mr. King and Ms. Blankenship are entitled will be paid to them by Hardin Bancorp in a lump sum cash payment, reduced to present value using an 8% discount rate. Mr. King and Ms. Blankenship will receive approximately $68,885 and $85,545, respectively, under the Officers Compensation Agreements.

         Employment and Change of Control Agreements. Hardin Bancorp has entered into employment agreements with Robert W. King, as President and Chief Executive Officer, and Karen K. Blankenship, as Senior Vice President and Secretary. These agreements generally provide that in the event of a change in control of Hardin Bancorp, the employee would be entitled to receive a severance payment if the employee is terminated without cause or there is a material change in the employee's duties, compensation or certain other aspects of the employee's employment arrangement resulting in the employee's resignation. The severance payment under these agreements would be equal to 299% of the base amount of compensation, as defined, in the case of Mr. King, and 150% of the base amount of compensation, in the case of Ms. Blankenship. The transactions contemplated by the merger agreement would constitute a change in control of Hardin Bancorp. Under the terms of the merger agreement, upon the effectiveness of the merger, Mr. King and Ms. Blankenship will receive cash severance payments in the amounts of approximately $403,340 and $128,099, respectively, provided however, that a cash severance payment will be reduced, if necessary, to avoid an excess parachute payment. In addition, each employee is entitled to continued health benefits during the remaining term of the employment agreement substantially similar to the benefits maintained for the employee prior to the change in control.

         Hardin Bancorp has also entered into a change in control severance agreement with William L. Homan, Vice President and Treasurer. This agreement provides that in the event of a change in control of Hardin Bancorp, the officer would be entitled to receive a severance payment if he is terminated without cause or there is a material change in his duties, compensation or certain other aspects of his employment arrangement resulting in his resignation. The severance payment under Mr. Homan's agreement would be equal to 100% of his base annual compensation. Under the terms of the merger agreement, upon the effectiveness of the merger, Mr. Homan will receive a cash severance payment in the amount of $75,893. In addition, Mr. Homan would continue to receive life and health insurance coverage substantially similar to the coverage maintained prior to the change in control, for the longer of 12 months or the remaining term of the severance agreement.

         Consulting and Non-Competition Agreement. In connection with the merger, Dickinson Financial agreed to offer a Consulting and Non-Competition Agreement to Robert W. King. The Consulting Agreement has a term of one year and may be extended upon the mutual agreement of the parties. Under the Consulting and Non-Competition Agreement, Mr. King agrees to, among other things, assist with the transition following the change in control, help Dickinson Financial to foster positive community and employee relations, and engage in goodwill activities on behalf of Bank Midwest. In addition, for two years following the change in control, Mr. King agrees not to compete with Dickinson Financial or Bank Midwest within Ray County, Missouri, or the City of Excelsior Springs. In exchange for entering into the Consulting and Non-Competition Agreement, Mr. King will receive an immediate payment of $7,500 and will further receive an annual payment of $24,000 for each year that he is retained as a consultant.

         Indemnification of Directors and Officers. Dickinson Financial has agreed to indemnify and hold harmless each director and officer of Hardin Bancorp for a period of six years from liability and expenses arising out of matters existing or occurring at or prior to the consummation of the merger to the extent allowed under applicable law. This indemnification would extend to liability arising out of the transactions contemplated by the merger agreement.

Regulatory Approvals

         Completion of the merger and the bank merger are subject to prior regulatory approval. The merger of Hardin Bancorp with Dickinson Financial is subject to the approval of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act. Dickinson Financial filed a request for a waiver of this application requirement on November 9, 2000, and on November 20, 2000 the requested waiver was obtained. The required notification to the Office of Thrift Supervision was filed on or about November 21, 2000. The bank merger is subject to the prior approval of the Office of the Comptroller of the Currency under the Bank Merger Act. In reviewing applications under the Bank Merger Act, the OCC must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served. In addition, the OCC may not approve a transaction if it will result in a monopoly or otherwise be anticompetitive. Bank Midwest, N. A. filed an application for approval of the bank merger with the OCC on November 15, 2000. The application is now pending and action on that application is expected to be forthcoming at or about the time of the meeting to vote on the merger. We are not aware of any other regulatory approvals that are required for completion of the merger, except as described above. Should any other approvals be required, we presently contemplate that we or Dickinson Financial would seek those approvals. There can be no assurance that approval of the OCC or any other approvals, if required, will be obtained.

         The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the consideration received by Hardin Bancorp stockholders in exchange for their shares of Hardin Bancorp common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Accounting Treatment

         Dickinson Financial will account for the merger under the purchase method of accounting. This means that Dickinson Financial and Hardin Bancorp will be treated as one company as of the date of the merger and Dickinson Financial will record the fair value of Hardin Bancorp's assets and liabilities on its financial statements. Dickinson Financial will record the excess of its purchase price over the fair value of Hardin Bancorp's identifiable net assets as goodwill.

Terms of the Merger

         The merger agreement provides for a business combination in which DFC Acquisition Corporation Five, a newly formed wholly owned acquisition subsidiary of Dickinson Financial, will be merged into Hardin Bancorp. This transaction will result in Hardin Bancorp becoming a wholly owned subsidiary of Dickinson Financial.

         The merger agreement further provides that once the merger of the acquisition subsidiary into Hardin Bancorp is complete, Hardin Federal will merge into Bank Midwest. An agreement for this bank merger to occur has been entered into by Hardin Federal and Bank Midwest. When the bank merger occurs, the assets and liabilities of Hardin Federal will become assets and liabilities of Bank Midwest, and Hardin Federal will cease to exist.

         The merger agreement provides that the officers and directors of the acquisition subsidiary before it is merged into Hardin Bancorp are to be the officers and directors of Hardin Bancorp after the merger. The officers and directors of Bank Midwest immediately prior to the bank merger are to continue as officers and directors of Bank Midwest after the bank merger.

         The merger will result, except as otherwise stated, in each outstanding share of Hardin Bancorp common stock being converted into the right to receive a cash payment in the amount of $21.75. Shares of Hardin Bancorp common stock that are held directly or indirectly by Dickinson Financial and shares held by Hardin Bancorp as treasury stock will be canceled and retired upon completion of the merger and no payment will be made for them. The shares of common stock that are to be canceled will not include shares held in a fiduciary capacity or in satisfaction of a debt previously contracted. In addition, holders of common stock for which dissenters' appraisal rights have been exercised will be entitled only to the rights granted by Section 262 of the Delaware General Corporation Law.

         Each option for the purchase of common stock under the Hardin Bancorp stock option plan that is outstanding and unexercised and has not expired at the time of the merger, whether or not it is vested, will be converted into the right to receive a cash payment equal to the number of shares of common stock subject to the option multiplied by the difference, if a positive number, between $21.75 per share of common stock and the exercise price of the option.

When the Merger Will Be Completed

         The closing of the merger will take place not more than 30 days after the satisfaction or waiver of all of the conditions to the merger contained in the merger agreement, unless Dickinson Financial and Hardin Bancorp agree to another date. On the date of the closing, a certificate of merger will be filed with the Delaware Secretary of State. The merger will become effective at the time stated in the certificate of merger. Immediately after the effective time of the merger of Hardin Bancorp into Dickinson Financial, Hardin Federal will be merged into Bank Midwest.

         Hardin Bancorp expects to complete the merger in the first quarter of 2000. However, Hardin Bancorp cannot guarantee when or if the required approvals will be obtained. Furthermore, either party may terminate the merger agreement if, among other reasons, the merger has not been completed on or before May 31, 2001, unless failure to complete the merger by that time is due to the material breach of any representation, warranty or covenant by the party seeking to terminate the merger agreement.

Conditions to the Merger

         The obligations of Dickinson Financial and Hardin Bancorp to complete the merger are conditioned on the following:

         o        approval  of  the  merger   agreement   by  Hardin   Bancorp's
                  stockholders;

         o receipt of all required regulatory approvals, consents and waivers without any materially adverse conditions;

         o no party to the merger being subject to any order, decree, ruling or injunction that prohibits consummating the merger, no governmental entity having instituted any proceeding for the purpose of blocking the merger, and the absence of any statute, rule or regulation that prohibits or restricts completion of the merger; and

         o the other party having performed in all material respects its obligations under the merger agreement, and the other party's representations and warranties being true and correct as of the date of the merger agreement and as of the closing date.

         The obligations of Dickinson Financial to complete the merger also are conditioned on Hardin Bancorp having adjusted stockholders' equity of not less than $12.0 million and Dickinson Financial having received customary legal opinions from Hardin Bancorp's counsel in form and substance reasonably acceptable to Dickinson Financial. The obligations of Hardin Bancorp also are conditioned on Dickinson Financial having deposited with the paying agent sufficient cash to pay the aggregate merger consideration.

         We cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before May 31, 2001, either party may terminate the merger agreement by a vote of a majority of its board of directors.

Conduct of Business Pending the Merger

         Dickinson Financial and Hardin Bancorp have each agreed that, until the completion of the merger, each of them will, and will cause its subsidiaries to, use its commercially reasonable efforts to:

         o conduct its business in the regular, ordinary and usual course consistent with past practice;

         o maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

         o take no action which would adversely affect or delay the ability of Dickinson Financial or Hardin Bancorp to perform their respective covenants and agreements on a timely basis under the merger agreement; and

         o take no action which would adversely affect or delay any party's ability to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated by the merger agreement or which would reasonably be expected to result in those approvals, consents or waivers containing any material condition or restriction.

         Further, except as otherwise provided in the merger agreement, until the completion of the merger, Hardin Bancorp has agreed that, unless permitted to by Dickinson Financial, neither it nor its subsidiaries will:

         o        change its certificate of incorporation or bylaws;

         o issue, deliver or sell any shares of its capital stock, or securities or obligations convertible or exercisable for any shares of its capital stock, other than shares issued upon the exercise of outstanding stock options;

         o issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement relating to its authorized or issued capital stock, or change the terms of any of its outstanding stock options or warrants;

         o split, combine, reclassify or adjust any shares of its capital stock or otherwise change its capitalization;

         o        make,  declare  or pay any  cash or stock  dividends  or other distributions on its capital stock, other than normal quarterly cash dividends on its common stock of not more than $0.20 per share;

         o        redeem, purchase or acquire any shares of its capital stock;

         o sell, transfer, assign, mortgage, encumber or dispose of any of its material assets or cancel, release or assign any indebtedness, other than in the ordinary course of business consistent with past practice;

         o        increase  the  compensation  or fringe  benefits of any of its employees or directors, other than general increases in compensation for non-executive officer employees in the ordinary course of business consistent with past practice;

         o pay any pension or retirement allowance not required by any existing plan or agreement to any employees or directors;

         o become a party to, amend or commit to fund or otherwise establish any trust or account related to any employee benefit plan with or for the benefit of any employee or director;

         o grant or award any stock options, or make any discretionary contribution to any employee benefit plan;

         o hire any employee with an annual total compensation payment in excess of $35,000 or enter into any employment contract with any employee;

         o change its method of accounting, except as required by changes in generally accepted accounting principles or as contemplated by the merger agreement;

         o settle any claim against it for money damages in excess of $25,000 or agree to material restrictions on its operations;

         o permit any lien, encumbrance or charge of any material effect to attach to any assets of Hardin Bancorp or Hardin Federal, other than in the ordinary course of business consistent with past practice;

         o acquire or agree to acquire any business or assets of another business that would be material to it, except in satisfaction of debts previously contracted;

         o        extend  or  renew  loans,  or  advance  additional  sums  to a
                  borrower  whose  loans,   in  whole  or  in  part,  have  been
                  classified or listed as special mention by any regulatory authority or included on Hardin Federal's watch list, except as contemplated by the merger agreement;

         o make, renegotiate, renew, increase, extend, modify or purchase any loan, lease, advance, credit enhancement or other extension of credit, or make any such commitment, except in conformance with existing lending practice in amounts not to exceed $100,000 secured or $25,000 unsecured with respect to any individual borrower or conforming loans secured by single family residential properties or loans as to which Hardin Bancorp has a binding obligation to make such loans as of the date of the merger agreement;

         o establish or commit to establish any new branch or other office facilities or file any application to relocate or terminate the operations of any banking office;

         o make any investment either by purchase of securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual or entity, other than investments for its portfolio made in accordance with the merger agreement;

         o make any investment in any debt security, including mortgage-backed and mortgage-related securities, except for short- to intermediate-term U.S. government and U.S. government agency securities, or securities of the Federal Home Loan Bank, or materially restructure or change its investment securities portfolio, through purchases, sales or otherwise;

         o enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than $50,000 per year over a term of up to three years;

         o permit Hardin Federal to waive any material right or cancel any material contract, lease, license, obligation or commitment, other than in the ordinary course of business consistent with past practice;

         o incur any additional borrowings other than short-term Federal Home Loan Bank borrowings and reverse repurchase agreements consistent with past practice, or pledge any of its assets to secure any borrowings other than in connection with such borrowings and reverse repurchase agreement or as required pursuant to the terms of borrowings of Hardin Bancorp or its subsidiaries in effect as of the date of the merger agreement;

         o make any capital expenditures in excess of $10,000 per expenditure or $200,000 in the aggregate, other than pursuant to prior binding commitments and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

         o        elect any new executive officer or director;

         o enter into any agreements or transactions with any officer, director, stockholder or employee of Hardin Bancorp or its affiliates and subsidiaries in an amount of more than $5,000 individually or $25,000 in the aggregate;

         o organize, capitalize, lend to or otherwise invest in any subsidiary;

         o accept any deposits from any person on terms materially more favorable in any respect than those available to the general public in Hardin Bancorp's market area, unless such deposits are accepted in accordance with existing practice; and

         o agree to take or make any commitment to take any of the actions listed above.

         See Article IV of the merger agreement, which is attached to this proxy statement as Appendix A, for a more complete description of restrictions on the conduct of business of Hardin Bancorp pending the merger.

Agreement Not to Solicit Other Offers

         The merger agreement prohibits Hardin Bancorp and its officers, directors, or other agents from initiating, soliciting, or encouraging any acquisition proposal with a third party. An acquisition proposal is generally defined to include any merger, business combination or other similar transaction, or any purchase of 25% or more of the assets of Hardin Bancorp or Hardin Federal of any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Hardin Bancorp

         Despite the agreement of Hardin Bancorp not to solicit other acquisition proposals, the board of directors of Hardin Bancorp generally may furnish information to or enter into discussions or negotiations with anyone who makes an unsolicited, written, bona fide acquisition proposal that is a financially superior proposal to the merger. A proposal of this nature is one about which Hardin Bancorp's board has concluded, after consulting with its financial advisers and legal counsel, is superior to this merger from a financial point of view. Before Hardin Bancorp enters into negotiations with a third party regarding a superior proposal, it has to give reasonable notice to Dickinson Financial and must obtain from the third party an executed confidentiality agreement.

Employee Matters

         Each person who is an employee of Hardin Bancorp or its subsidiaries as of the closing of the merger and whose employment is not specifically terminated at or prior to closing will become an employee of the surviving company or its subsidiaries. Each of these continuing employees will be an employee at will.

         All continuing employees who continue as employees of the combined company after the merger will be eligible to participate in Dickinson
Financial's benefit plans on the same basis as a new employee of Dickinson Financial. Service with Hardin Bancorp or its subsidiaries will be treated as service with Dickinson Financial for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any preexisting condition limitation with respect to any Dickinson Financial welfare benefit plan. Each continuing employee shall receive credit for service with Hardin Bancorp or its subsidiaries for purposes of any employee benefit plans or computing vacation pay benefits.

         For information regarding the Hardin Federal ESOP, see the discussion above under the caption "Interests of Certain Persons in the Merger--Employee Stock Ownership Plan."

Certain Other Covenants

         The merger agreement also contains other agreements relating to the conduct of the parties before consummation of the merger, including the following:

         o After all required regulatory and stockholder approvals have been received, Hardin Bancorp will cause Hardin Federal to revise its loan, litigation and real estate valuation policies and practices, and investment and asset/liability management policies and practices, as requested by Dickinson Financial, to conform to those of Bank Midwest. Dickinson Financial must first confirm that all conditions to the closing of the merger have been satisfied.

         o Hardin Bancorp will give Dickinson Financial reasonable access during normal business hours to its property, books, records and personnel and furnish all information Dickinson Financial may reasonably request. In addition, a representative of Dickinson Financial will be permitted to observe the board of directors meetings of Hardin Bancorp and Hardin Federal.

         o Dickinson Financial, with the cooperation of Hardin Bancorp, will submit all necessary filings and applications with any governmental entity, the approval of which is required to complete the merger and related transactions, and will obtain any approval, consent or waiver of any third party that is required in connection with this transaction.

         o Dickinson Financial and Hardin Bancorp will use all reasonable efforts to take promptly all actions necessary, proper or advisable to consummate the merger.

         o Dickinson Financial and Hardin Bancorp will consult with each other regarding any public statements about the merger and any filings with any governmental entity or with any national securities exchange.

         o Hardin Bancorp will take all actions necessary to convene a meeting of its stockholders to vote on the merger agreement. The Hardin Bancorp board will recommend at its stockholder meeting that the stockholders vote to approve the merger and will use its reasonable best efforts to solicit stockholder approval.

         o Dickinson Financial and Hardin Bancorp each will notify the other of any contract defaults or other events which would reasonably be likely to result in a material adverse effect on it.

Representations and Warranties in the Merger Agreement

         Both Dickinson Financial and Hardin Bancorp have made certain customary representations and warranties to each other relating to their businesses in the merger agreement. For information on these representations and warranties, please refer to Article III of the merger agreement attached as Appendix A. The representations and warranties must be true through the completion of the merger. See "Conditions to the Merger" beginning on page 20.

Termination of the Merger Agreement

         The merger agreement may be terminated at or prior to the completion of the merger, either before or after any requisite stockholder approval by:

         o the mutual consent of Dickinson Financial and Hardin Bancorp in writing, if a majority of the board of directors of each so determines;

         o either party if a majority of its board of directors so determines, in the event of a failure of the stockholders of Hardin Bancorp to approve the merger agreement;

         o either party if a required regulatory approval, consent or waiver is denied or any governmental entity prohibits the merger or the other related transactions;

         o        Dickinson Financial if a required regulatory approval, consent
                  or   waiver  is  made   subject   to   conditions   reasonably
                  unacceptable to it;

         o either party if a majority of its board of directors so determines, in the event the merger is not consummated by May 31, 2001, unless the failure to so consummate by such time is due to a breach caused by the party seeking to terminate;

         o either party if the other party makes a misrepresentation, breaches a warranty or fails to fulfill a covenant that is not cured within a specified time and that would have a material adverse effect on the party seeking to terminate;

         o Hardin Bancorp if its board of directors determines that it must accept a superior offer from a third party in the exercise of its fiduciary duties;

         o Dickinson Financial, if Hardin Bancorp's stockholders have exercised dissenters' or appraisal rights with respect to more than 10% of the outstanding shares of Hardin Bancorp common stock by delivering a written demand for appraisal of their shares to Hardin Bancorp prior to the meeting; or

         o Dickinson Financial, if there shall have been a material adverse change in the condition of Hardin Bancorp between the date of Dickinson Financial's initial due diligence and the closing date and Hardin Bancorp fails to cure such change within a specified time.

Expenses and Termination Fee

         Each party will pay its own costs and expenses incurred in connection with the merger. If Hardin Bancorp terminates the merger agreement in order to accept a superior offer from a third party and within 12 months Hardin Bancorp or Hardin Federal enters into an agreement with that party to effect a merger, consolidation, share exchange or similar transaction, then Hardin Bancorp will pay to Dickinson Financial a termination fee of $500,000.

Changing the Terms of the Merger Agreement

         Before the completion of the merger, we may agree in writing to amend or modify any provision of the merger agreement and any provision of the merger agreement may be waived by the party benefited by the provision. However, after the vote by the stockholders of Hardin Bancorp, no amendment or modification may be made that would reduce the amount or change the kind of consideration to be received by Hardin Bancorp's stockholders under the terms of the merger or contravene any provision of applicable law or the federal banking laws, rules and regulations.

Independent Public Accountants

         KPMG, LLP serves as Hardin Bancorp's independent auditors. A representative of KPMG is expected to be present at the meeting and will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

                   OWNERSHIP OF HARDIN BANCORP COMMON STOCK BY
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table provides information regarding ownership of Hardin Bancorp common stock as of December 26, 2000, by beneficial owners of more than 5% of the outstanding shares of Hardin Bancorp common stock, by each director and each executive officer whose salary and bonus for the fiscal year ended March 31, 2000 exceeded $100,000, and by all directors and executive officers of Hardin Bancorp as a group. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

                                                   Shares
                                                Beneficially    Percent
Name of Beneficial Owner                          Owned (2)     of Class
------------------------                        ------------    --------

Beneficial Owners of More than 5%:
----------------------------------
Hardin Bancorp, Inc.
Employee Stock Ownership Plan (1)                  83,521         11.4%
201 Northeast Elm Street
Hardin, Missouri 64035

Robert W. King                                     55,908          7.6
201 Northeast Elm Street
Hardin, Missouri 64035

Directors and Executive Officers:
---------------------------------
Karen K. Blankenship                               26,712(3)       3.7

David K. Hatfield                                   7,925(4)       1.1

Ivan R. Hogan                                       9,425(4)       1.3

William L. Homan                                   36,531(6)       5.0

Robert W. King                                     55,908(5)       7.6

David D. Lodwick                                   11,625(4)       1.6

W. Levan Thurman                                    8,425(4)       1.2

Directors and executive officers
  of Hardin Bancorp and Hardin Federal
  as a group (9 persons)                          173,991(7)      23.9

--------------

(1) The amount reported represents shares held by the Employee Stock Ownership Plan ("ESOP"), 55,835 shares of which have been allocated to accounts of participants. First Bankers Trust of Quincy, Illinois, the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP which have not been allocated to accounts of participants. Participants in the ESOP are entitled to instruct the trustee as to the voting of shares allocated to their accounts under the ESOP. Unallocated shares held in the ESOP's suspense account are voted by the trustee in the same proportion as allocated shares voted by participants.
(2) Includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, shares held by certain members of the named individuals' families, or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the named individuals may be deemed to have sole or shared voting and/or investment power. Also includes 9,313, 5,021 and 5,399 shares allocated to the individual accounts of Messrs. King and Homan and Mrs. Blankenship under Hardin Federal's Employee Stock Ownership Plan. Does not include options to purchase shares of common stock granted under Hardin Bancorp's Stock Option Plan and shares of restricted common stock awarded under Hardin Bancorp's Recognition and Retention Plan, which shares have not yet vested and as to which the participants do not yet have voting rights.
(3) Includes 14,389 exercisable stock options, but excludes 1,481 unvested RRP shares and 3,596 unvested stock options for Mrs. Blankenship.
(4) Includes 4,232 exercisable stock options, but excludes 423 unvested RRP shares and 1,058 unvested stock options for director Hatfield, Hogan, Lodwick and Thurman.
(5) Includes 21,160 exercisable stock options, but excludes 2,116 unvested RRP shares and 5,290 unvested stock options for Mr. King.
(6) Includes 8,464 exercisable stock options, but excludes 846 unvested RRP shares and 2,116 unvested stock options for Mr. Homan.

(7) Includes 68,313 exercisable stock options, but excludes 7,369 unvested RRP shares and 17,827 unvested stock options for all directors and executive officers of Hardin Bancorp and Hardin Federal as a group. The compensation committee of Hardin Bancorp consisting of directors Hatfield, Hogan, Lodwick and Thurman, exercises voting power over the 7,369 unvested RRP shares.

                                  OTHER MATTERS

         The board of directors is not aware of any business to come before the meeting other than those matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that proxies will be voted in accordance with the judgment of the person or persons voting the proxies.

                              STOCKHOLDER PROPOSALS

         The merger is expected to be consummated prior to the next regularly scheduled annual meeting of our stockholders, in which case the annual meeting would not be convened. However, if the merger is not consummated prior to the next regularly scheduled annual meeting of our stockholders, any proposal which a stockholder wishes to have included in our proxy materials for the next annual meeting of stockholders must have been received at our main office located at 201 Northeast Elm Street, Hardin, Missouri, not later than February 25, 2001. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. All stockholder proposals must also comply with our bylaws and applicable federal law.

         Under Hardin Bancorp's by-laws, certain procedures are provided which a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide, generally, that stockholders desiring to make nominations for directors, or to bring a proper subject of business before the meeting, must do so by a written notice timely received (generally not later than 90 days in advance of such meeting, subject to certain exceptions) by the Secretary of Hardin Bancorp. The notice must include certain information as specified in Hardin Bancorp 's bylaws.

                       WHERE YOU CAN FIND MORE INFORMATION

         Hardin Bancorp is subject to the informational requirements of the Securities Exchange Act of 1934 and files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Hardin Bancorp files at the SEC's public reference room located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661; and Suite 1300, 7 World Trade Center, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The public filings of Hardin Bancorp also are available to the public from commercial document retrieval services and at the internet website maintained by the SEC at "http://www.sec.gov."

         Hardin Bancorp common stock is traded on the Nasdaq Small Cap market under the symbol "HFSA." Documents filed by Hardin Bancorp can be inspected at the office of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                                TABLE OF CONTENTS


Article I.    The Merger....................................................................................A-1

   Section 1.01    Structure of the Merger..................................................................A-1

   Section 1.02    Status and Conversion of Shares in the Merger............................................A-1

   Section 1.03    Exchange Procedures......................................................................A-2

   Section 1.04    Stock Options; Restricted Stock..........................................................A-3

   Section 1.05    Directors and Officers of the Surviving Corporation at Effective Time....................A-4

   Section 1.06    Certificate of Incorporation and Bylaws of the Surviving Corporation.....................A-4

   Section 1.07    Dissenters' Rights.......................................................................A-4

   Section 1.08    Related Mergers..........................................................................A-4

   Section 1.09    Alternate Structure......................................................................A-5

Article II.   Stockholders' Equity at Closing...............................................................A-5

   Section 2.01    Adjusted Stockholders' Equity............................................................A-5

   Section 2.02    Valuation of Assets......................................................................A-5

   Section 2.03    Valuation of Liabilities.................................................................A-6

Article III.  Representations and Warranties................................................................A-6

   Section 3.01    Disclosure Letters.......................................................................A-6

   Section 3.02    Standards................................................................................A-7

   Section 3.03    Representations and Warranties of Seller.................................................A-7

   Section 3.04    Representations and Warranties of Buyer.................................................A-19

Article IV.   Conduct Pending the Merger...................................................................A-22

   Section 4.01    Conduct of Seller's Business Prior to the Effective Time................................A-22

   Section 4.02    Forbearance by Seller...................................................................A-24

   Section 4.03    Conduct of Buyer's Business Prior to the Effective Time.................................A-26

Article V.    Covenants....................................................................................A-27

   Section 5.01    Acquisition Proposals...................................................................A-27

   Section 5.02    Certain Policies and Actions of Seller..................................................A-27

   Section 5.03    Access and Information..................................................................A-28

   Section 5.04    Certain Filings, Consents and Arrangements..............................................A-29

   Section 5.05    Additional Actions......................................................................A-29

   Section 5.06    Publicity...............................................................................A-29

   Section 5.07    Stockholders Meeting....................................................................A-29

   Section 5.08    Proxy Statement.........................................................................A-30

   Section 5.09    Notification of Certain Matters.........................................................A-30

   Section 5.10    Employees and Benefit Plans.............................................................A-30

   Section 5.11    Indemnification.........................................................................A-32




   Section 5.12    Acquisition Sub.........................................................................A-33

Article VI.   Conditions to Consummation...................................................................A-33

   Section 6.01    Conditions to Each Party's Obligations..................................................A-33

   Section 6.02    Conditions to the Obligations of Buyer..................................................A-34

   Section 6.03    Conditions to the Obligations of Seller.................................................A-34

Article VII.     Data Processing...........................................................................A-35

   Section 7.01    Sample Data.............................................................................A-35

   Section 7.02    Information for Check Ordering..........................................................A-35

   Section 7.03    Installation of Data Circuits...........................................................A-35

Article VIII.    Termination...............................................................................A-35

   Section 8.01    Termination.............................................................................A-35

   Section 8.02    Termination Fee.........................................................................A-36

   Section 8.03    Effect of Termination...................................................................A-36

Article IX.   Closing and Effective Time...................................................................A-36

   Section 9.01    Effective Time..........................................................................A-36

   Section 9.02    Deliveries at the Closing...............................................................A-37

Article X.    Certain Other Matters........................................................................A-37

   Section 10.01   Certain Definitions; Interpretation.....................................................A-37

   Section 10.02   Survival................................................................................A-37

   Section 10.03   Waiver; Amendment.......................................................................A-37

   Section 10.04   Counterparts............................................................................A-37

   Section 10.05   Governing Law...........................................................................A-38

   Section 10.06   Expenses................................................................................A-38

   Section 10.07   Notices.................................................................................A-38

   Section 10.08   Entire Agreement, Etc...................................................................A-38

   Section 10.09   Specific Performance....................................................................A-38

   Section 10.10   Successors and Assigns; Assignment......................................................A-39


APPENDIX A -- AGREEMENT AND PLAN OF MERGER

         This is an Agreement and Plan of Merger, dated as of the 25th day of October, 2000 ("Agreement"), by and among DICKINSON FINANCIAL CORPORATION, a Missouri corporation ("Buyer"), and HARDIN BANCORP, INC., a Delaware corporation ("Seller").

                             Introductory Statement

         The Board of Directors of each of Buyer and Seller (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of Buyer and Seller, respectively, and in the best interests of their respective stockholders and (ii) has approved, at meetings of each of such Boards of Directors, this Agreement.

         Buyer and Seller desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

         Buyer  will  organize  a  new  wholly-owned   subsidiary  of  Buyer  to
facilitate the business combination contemplated hereby.

         In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                          Article I. The Merger Section

Section 1.01     Structure of the Merger.

         Prior to the Effective Time (as defined in Section 9.01), Buyer will establish a new wholly-owned subsidiary ("Acquisition Sub"). At the Effective Time, Acquisition Sub will merge with and into Seller ("Merger"), with Seller being the surviving corporation of the Merger (the "Surviving Corporation"), pursuant to the provisions of, and with the effect provided in, the Delaware General Corporation Law ("DGCL"). Upon consummation of the Merger, the separate corporate existence of Acquisition Sub shall cease. Seller, as the Surviving Corporation, shall continue to be governed by the laws of the State of Delaware and its separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The name of the Surviving Corporation shall be Hardin Bancorp, Inc. From and after the Effective Time, the Surviving Corporation shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Acquisition Sub, all as more fully described in the DGCL.

Section 1.02      Status and Conversion of Shares in the Merger.

         a) Effect on Shares of Seller Common Stock. By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of common stock of Seller ("Seller Common Stock") that is issued and outstanding at the Effective Time, other than Excluded Shares (as defined below), shall be canceled and cease to be outstanding and shall be converted into and become the right to receive $21.75 in cash (the "Merger Consideration"). After the Effective Time, no dividends or other distributions made or payable by Seller shall accrue for the benefit of, any Seller Common Stock.

         "Excluded Shares" shall consist of (i) shares of Seller Common Stock as to which the respective holders thereof have properly demanded appraisal rights and have not failed to perfect, have not effectively withdrawn and have not lost their rights to appraisal and payment pursuant to any applicable law providing for dissenters' or appraisal rights (the "Dissenters' Shares"), (ii) shares held by Seller as treasury stock and (iii) shares held by Buyer. After the Effective Time, no dividends or other distributions made or payable by Seller shall accrue for the benefit of, any Dissenters' Shares, and no interest shall accrue with respect to payments due to the holders of Dissenters' Shares, unless such accruals are required by the provisions of the DGCL. Each option to purchase Seller Common Stock granted pursuant to the Seller's stock option plan, outstanding immediately prior to the Effective Time, shall be cancelled in exchange for the right to receive cash payments as set forth in Section 1.04.

         b) As of the Effective Time, each Excluded Share, other than Dissenters' Shares, shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. In addition, no Dissenters' Shares shall be converted into the Merger Consideration pursuant to this Section 1.02 but instead shall be treated in accordance with the procedures set forth in Section 1.07 of this Agreement.

         c) At and as of the Effective Time of the Merger, each share of Acquisition Sub shall be converted into one share of Common Stock , $.01 par value, of the Surviving Corporation.

Section 1.03      Exchange Procedures.

         a) Appropriate transmittal materials ("Letter of Transmittal") shall be mailed by the Paying Agent (as defined in Section 1.03c)) as soon as reasonably practicable after the Effective Time, and in no event later than five (5) business days thereafter, to each holder of record of Seller Common Stock, other than holders of Excluded Shares, as of the Effective Time. A Letter of Transmittal will be deemed properly completed by holders of Seller Common Stock only if accompanied by certificates representing all shares of Seller Common Stock to be converted thereby, except as provided in Section 1.03h) below.

         b) At and after the Effective Time, each certificate ("Seller Certificate") previously representing shares of Seller Common Stock (except as specifically set forth in Section 1.02) shall represent only the right to receive the Merger Consideration multiplied by the number of shares of Seller Common Stock previously represented by the Seller Certificate.

         c) Prior to the Effective Time, Buyer shall select a bank or trust company, which may be a Subsidiary of Buyer, acceptable to Seller (Seller's approval shall not be required if Paying Agent is a Subsidiary of Buyer, which shall act as Paying Agent ("Paying Agent") for the benefit of the holders of shares of Seller Common Stock, for exchange in accordance with this Section
1.03. On or prior to the Effective Time, Buyer shall deposit or cause to be deposited, in trust with the Paying Agent, an amount of cash equal to the aggregate Merger Consideration that the holders of shares of Seller Common Stock shall be entitled to receive at the Effective Time pursuant to Section 1.02 hereof.

         d) The Letter of Transmittal (which shall be subject to the reasonable approval of Seller and Buyer) shall (i) specify that delivery shall be effected, and risk of loss of the Seller Certificates shall pass, only upon delivery of the Seller Certificates to the Paying Agent, (ii) specify that the shares of Seller Common Stock have been canceled, that the consideration to be paid for such shares shall be paid only upon delivery and surrender of such Seller
Certificates (except as provided in Section 1.03h) below), and that neither dividends nor interest shall accrue on the cash consideration payable after the Effective Time of the Merger, (iii) be in a form and contain any other provisions which are usual and customary in cash transactions of this nature, as Buyer may reasonably determine, and (iv) include instructions for use in effecting the surrender of the Seller Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Seller Certificates to the Paying Agent together with a properly completed and duly executed Letter of Transmittal, the holder of such Seller Certificates shall be entitled to receive in exchange therefor a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 1.02. As soon as practicable, but no later than 5 business days following receipt of the properly completed letter of Transmittal and any necessary accompanying documentation, the Paying Agent shall make payment of the Merger Consideration as provided herein. If there is a transfer of ownership of any shares of Seller Common Stock not registered in the transfer records of Seller, the Merger Consideration shall be issued to the transferee thereof if the Seller Certificates representing such Seller Common Stock are presented to the Paying Agent, accompanied by all documents required, in the reasonable judgment of Buyer and the Paying Agent, (x) to evidence and effect such transfer and (y) to evidence that any applicable stock transfer taxes have been paid.

         e) From and after the Effective Time, there shall be no transfers on the stock transfer records of Seller of any shares of Seller Common Stock. If, after the Effective Time, Seller Certificates are presented to Buyer, they shall be exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this
Section 1.03.

         f) Any portion of the  aggregate  amount of cash to be paid pursuant to
Section 1.02 that remains unclaimed by the stockholders of Seller for 12 months after the Effective Time shall be repaid by the Paying Agent to Buyer upon the written request of Buyer. After such request is made, any stockholders of Seller who have not theretofore complied with this Section 1.03 shall look only to Buyer for the Merger Consideration deliverable in respect of each share of Seller Common Stock such stockholder holds, as determined pursuant to Section
1.02 of this Agreement, without any interest, and subject to applicable abandoned property, escheat and similar laws. Notwithstanding the foregoing, neither the Paying Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Seller Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         g) Buyer and the Paying Agent shall be entitled to rely upon Seller's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Seller Certificate, Buyer and the Paying Agent shall be entitled (i) to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto, or at Buyer's option (ii) to file a suit in interpleader against the competing parties, deposit the Merger Consideration due with respect to the disputed Seller Certificate with a court of competent jursidiction, and thereafter be discharged from any responsibility to the competing parties.

         h) If any Seller Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Seller Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in such amount as the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Seller Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Seller Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 1.02.

Section 1.04 Stock Options;  Restricted  Stock.

         a) At the Effective Time, each option to acquire shares of Seller Common Stock (a "Seller Option"), whether or not then vested or exercisable, granted pursuant to the Seller's Stock Option Plan (the "Seller Option Plan") that is then outstanding and unexercised shall be canceled and terminated and in lieu thereof the holders of such options shall be paid by Seller in cash in an amount equal to the product of (i) the number of shares of Seller Common Stock subject to such option at the Effective Time and (ii) an amount by which the Merger Consideration per share exceeds the exercise price per share of such option net of any cash which must be withheld under federal and state income and employment tax requirements. In the event that the exercise price of a Seller

Option is greater than the Merger Consideration, then at the Effective Time such Seller Option shall be canceled without any payment made in exchange therefore. At the Effective Time, the Seller Option Plan shall be deemed terminated

b) At the Effective Time, each share of restricted Seller Common Stock (the "Seller Restricted Stock"), whether or not then vested, granted pursuant to Seller's Recognition and Retention Plan (the "Seller Recognition and Retention Plan") that is then outstanding shall be canceled, and in lieu thereof the holders of such shall be paid by Seller in cash in an amount equal to the product of (i) the number of shares of Seller Restricted Stock outstanding at the Effective Time and (ii) the Merger Consideration, net of any cash which must be withheld under federal and state income and employment tax requirements. In addition, each holder of Seller Restricted Stock shall receive such holder's allocable share of dividends held by the Seller Recognition and Retention Plan with respect to such Seller Restricted Stock. At the Effective Time, the Seller Recognition and Retention Plan shall be deemed terminated.

Section 1.05 Directors and Officers of the Surviving Corporation at Effective Time. At the Effective Time, the directors and officers of the Surviving Corporation shall consist of the directors and officers of Acquisition Sub serving immediately prior to the Effective Time (a list of which is attached hereto as Exhibit A), each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

Section 1.06 Certificate of Incorporation and Bylaws of the Surviving Corporation. The certificate of incorporation and bylaws of Seller in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation from and after the Effective Time until amended as provided by law.

Section 1.07 Dissenters'  Rights.

         a) Buyer  shall  pay for any  Dissenters'  Shares  in  accordance  with
Section 262 of the DGCL providing for appraisal rights, and the holders thereof shall not be entitled to receive any Merger Consideration; provided, that if appraisal rights under such law with respect to any Dissenters' Shares shall have been effectively withdrawn or lost, such shares will thereupon cease to be treated as Dissenters' Shares and shall be converted into the right to receive the Merger Consideration pursuant to Section 1.02.

         b) Seller shall (i) give Buyer prompt written notice of the receipt of any notice from a stockholder purporting to exercise any dissenters' rights,
(ii) not settle nor offer to settle any demand for payment without the prior written consent of Buyer and (iii) not waive any failure to comply strictly with any procedural requirements of Section 262 of the DGCL.

Section 1.08 Related Mergers. Immediately following the Effective Time, Buyer anticipates that Buyer will cause Seller S&L (as defined in Section 3.03a)i) to be merged into Buyer Bank (as defined in Section 3.04a)i)) (the "Bank Merger") pursuant to a merger agreement substantially in the form attached as Exhibit C with such changes as Buyer may reasonably suggest. Concurrently with or at approximately the same time as Buyer files applications with the regulatory authorities for the necessary approvals for the Merger, Buyer will file applications for the necessary approvals for the Bank Merger so that it may become effective shortly after the Effective Time. Buyer Bank and Seller S&L shall enter into such Bank Merger Agreement and Seller agrees to cooperate with Buyer, and to use its power as the sole stockholder of Seller S&L to cause Seller S&L to cooperate with Buyer in any necessary preparations for the Bank Merger. Seller's and Seller S&L's cooperation shall include but not be limited to board approvals of the Bank Merger and the execution of merger documents; provided, however, that (i) neither Seller nor Seller S&L shall be requested to do any act in violation of any law or fiduciary duty; (ii) such Bank Merger shall not become effective until after the Effective Time, (iii) there shall be no stockholder approval by Seller or Seller S&L of the Related Mergers until after the Effective Time, and
(iv) such Bank Merger Agreement will automatically terminate in the event of the termination of this Agreement prior to the Closing.

Section 1.09 Alternate Structure. Buyer reasonably believes that the structure described in this Article I will result in Buyer preserving as part of its tax basis any premium paid to the holders of Seller Common Stock and will not result in any tax on gain being due upon the subsequent Bank Merger. If Buyer comes to the reasonable conclusion that its expectations regarding the tax treatment of this structure will not be fulfilled, Buyer may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby, and the parties shall enter into such alternative transactions so long as (i) there are no adverse tax consequences to any of the stockholders, directors or officers of Seller as a result of such modification, (ii) the Merger Consideration, the treatment of stock options and restricted stock pursuant to Section 1.04, and the obligations under Section 5.10 and Section 5.11 are not thereby changed or reduced in amount because of such modification, (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals, (iv) it does not result in any representation or warranty of any party set forth in this Agreement becoming incorrect in any material respect, and (v) it does not diminish the benefits of any officer, director or employee of Seller pursuant to this Agreement or any separate agreement contemplated hereby.

                  Article II. Stockholders' Equity at Closing

Section 2.01 Adjusted Stockholders' Equity. Seller warrants and represents that the Adjusted Stockholders' Equity of Seller, consolidated with all of its Subsidiaries (as defined in Section 3.03a)i)), at the close of business on the day prior to the Effective Time shall be not less than $12,000,000. The Adjusted Stockholders' Equity shall be determined according to generally accepted accounting principles as they are applied to savings and loan associations and savings and loan association holding companies, with assets and liabilities valued, subject to the adjustments described below, as follows:

Section 2.02 Valuation of Assets. Seller's assets shall be valued in the following manner:

         a) Cash and Due. Cash items, cash-equivalent items, federal funds sold, and items in the process of collection shall be valued at their book value on Seller's books, including accrued interest not over 90 days past due;

         b) Loans. Loans shall be valued at their book values, plus accrued but unpaid interest which is not over 90 days past due, less any dealer reserve, less any unearned discount, and less any contingency reserves including a loan loss reserve greater than or equal to .40 % of gross loans;

         c) Investment Securities. Investment securities classified by Seller S&L as "Available for Sale" shall be valued at their fair market values, determined by market quotations issued by a reputable source acceptable to both parties no more than 10 days prior to the Effective Time, plus any accrued but unpaid interest not over 90 days past due, and investment securities classified by Seller S&L as "Held to Maturity" shall be valued at their book values on Seller S&L's books, plus any accrued but unpaid interest not over 90 days past due;

         d) Fixed Assets. Real and personal property shall be valued at book value on Seller S&L's books, net of all depreciation and any specific reserves; and

         e) Other Assets. Other assets shall be valued at their book values on Seller S&L's books, less any applicable depreciation as shown on Seller S&L's books, and less any contra-asset or liability accounts in the nature of contingency reserves existing on Seller S&L's books with respect to any such assets.

Section 2.03 Valuation of Liabilities.

         a) Deposit Liabilities. Deposit liabilities shall be valued at their book values on Seller S&L's books, plus all accrued but unpaid interest;

         b) Expense Items. Subject to subsections (d) and (e) below, all items of expense shall be accrued through the banking business day next preceding the Effective Time, based on the most recently available billing, or based on estimates if no related prior billing is available, and any expense estimates agreed between the parties shall be considered final between the parties, regardless of the amount of the actual billings, except in the event of a breach of a representation or warranty contained herein; and

         c) Other Liabilities. Subject to subsection (e) below, other liabilities shall be valued at their book value on Seller S&L's books, or in the case of contingent or unliquidated liabilities, at their reasonably estimated future cost, determined by agreement of Seller and Buyer, reduced to present value using an 8% discount rate.

         d) Fees. The fees due or paid to Seller's or Seller S&L's advisors, agents, attorneys, accountants, brokers or finders regarding this transaction (excluding any fee paid to Trident Securities for financial advisory services) shall be shown as a liability or expense in computing Adjusted Stockholder's Equity.

         e) Other Adjustments. In determining the Adjusted Stockholders' Equity of Seller, the following matters shall be disregarded: (i) any adjustments to assets, liabilities, reserves or accruals made pursuant to Section 5.02 hereof shall not be shown unless such requested adjustment is in Seller's ordinary or usual course of business as it existed prior to the execution of this Agreement,
(ii) any expenses, or estimated expenses, resulting from the early termination or cancellation of any agreements of the Seller that occur at the Effective Time under the terms of the agreement or that are made at the request of Buyer in anticipation of the Effective Time, and (iii) there shall be no accrual for payments to be made pursuant to Section 1.04 hereof or by reason of payments to be made pursuant to the severance benefits, Director Compensation Agreements, Officers' Compensation Agreements and other benefits specified by Section 5.10
(g), (h) and (i) hereof, to the extent that such payments exceed the normal accrual for past service.

                  Article III. Representations and Warranties

Section 3.01 Disclosure Letters. Prior to the execution and delivery of this Agreement, Seller and Buyer each shall have delivered to the other a letter (each, its "Disclosure Letter") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of their respective representations and warranties (and making specific reference to the section or subsection, as the case may be, of this Agreement to which they relate); provided, that (a) no such fact, circumstance or event is required to be set forth in the Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards established by Section 3.02 except that Seller shall use its best efforts to set forth in the Disclosure Letter any fact, circumstance or event the disclosure of which is required to be set forth in Seller's Disclosure Letter having a negative financial impact of $25,000 or greater regardless of whether or not the standards established by Section 3.02 have been met, and (b) the mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.02b)).

Section  3.02  Standards.

         a) No  representation  or  warranty  of  Seller or Buyer  contained  in
Section 3.03 or Section 3.04, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Section 3.03 or Section 3.04, as applicable, there is reasonably likely to exist a Material Adverse Effect. Seller's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken pursuant to this Agreement or in compliance with a written request of Buyer.

         b) As used in this Agreement, the term "Material Adverse Effect" means an effect which is material and adverse to the business, financial condition or results of operations of Seller and its Subsidiaries (as defined in Section 3.03a)i)) or Buyer and its Subsidiaries, as the context may dictate, taken as a whole (unless otherwise specifically stated in this Agreement); provided, however, that any such effect resulting from any changes resulting from a change in interest rates generally, any changes in laws, rules or regulations or GAAP or regulatory accounting requirements or interpretations thereof that apply to either Buyer and its Subsidiaries or Seller and its Subsidiaries, as the case may be, or to similarly situated financial and/or depository institutions shall not be considered in determining if a Material Adverse Effect has occurred.

         c) For purposes of this Agreement, "knowledge" shall mean, with respect to a party hereto, actual knowledge of any of the members of the Board of Directors of that party, any officer of that party with the title ranking not less than vice president, or any in-house general counsel of such party.

Section  3.03 Representations  and  Warranties of Seller.

         Subject to Section 3.01 and Section 3.02, Seller represents and warrants to Buyer that, except as disclosed in Seller's Disclosure Letter:


         a) Organization.

            i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered as a savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA"). Hardin Federal Savings Bank ("Seller S&L") is a stock savings association duly organized and validly existing under the laws of the United States of America and is a wholly-owned Subsidiary (as defined below) of Seller. Each Subsidiary of Seller, other than Seller S&L, is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of Seller and its Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. As used in this Agreement, unless the context requires otherwise, the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes or which is owned or controlled, directly or indirectly, by such party through a sufficient number of shares or other evidence of ownership of such corporation or other organization to have the power to elect a majority of the board of directors or otherwise to control such corporation or other organization.

            ii) Seller and each of its Subsidiaries has the requisite  corporate power and authority and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its organization, business or the ownership or leasing of its properties makes such qualification necessary.


            iii)Seller's   Disclosure   Letter   sets  forth  all  of   Seller's
                Subsidiaries and all entities (whether corporations, partnerships or similar organizations), including the corresponding percentage ownership, in which Seller owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each of Seller's Subsidiaries, as of such date, its jurisdiction of organization and the jurisdiction(s) wherein it is qualified to do business. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. Seller owns, either directly or indirectly through Seller S&L, both the legal title to and all beneficial interests in all of the outstanding capital stock of each of its Subsidiaries. No Subsidiary of Seller other than Seller S&L is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended ("FDIA"), and the applicable regulations thereunder. All of the shares of capital stock of Seller's Subsidiaries, including Seller S&L, are fully paid, nonassessable and not subject to any preemptive rights and are owned by Seller or a Subsidiary of Seller free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws), and there are no agreements or understandings with respect to the voting or disposition of any such shares.

            iv) The   deposits   of  Seller  S&L  are  insured  by  the  Savings
                Association Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") to the extent provided in the FDIA.

         b) Capital Structure.


            i) The authorized capital stock of Seller consists of 3,500,000 shares of Seller Common Stock, par value $.01 per share, and 500,000 shares of preferred stock, par value $.01 per share. As of the date of this Agreement (A) 1,058,000 shares of Seller Common Stock had been issued, of which 731,453 shares were issued and outstanding, (B) no shares of Seller preferred stock were issued and outstanding, and (C) 326,547 shares of Seller Common Stock were held by Seller in its treasury or by its Subsidiaries. The authorized capital stock of Seller S&L consists of 3,500,000 shares of common stock, par value $.01 per share, and 500,000 shares of preferred stock. As of the date of this Agreement, 1,058,000 shares of such common stock were outstanding, no shares of such preferred stock were outstanding and all outstanding shares of such common stock were, and as of the Effective Time will be, owned both legally and beneficially by Seller. All outstanding shares of capital stock of Seller are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares of Seller held by Seller in its treasury or by its Subsidiaries and shares of Seller S&L, are free and clear of all liens, claims, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws), and there are no agreements or understandings with respect to the voting or disposition of any such shares. Seller's Disclosure Letter sets forth a complete and accurate list of all outstanding options to purchase Seller Common Stock that have been granted pursuant to the Seller Option Plan, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to each grant.

            ii) No bonds,  debentures,  notes or other  indebtedness  having the right to vote on any matters on which stockholders may vote of Seller are issued or outstanding.

            iii)As of the date of this  Agreement,  except for  options  granted pursuant to the Seller Option Plan and shares of restricted stock granted pursuant to the Seller Restricted Stock Plan, neither Seller nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Seller or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Seller or any of its Subsidiaries or obligating Seller or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of Seller or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Seller or any of its Subsidiaries.


         c) Authority. Seller has all requisite corporate power and authority to enter into this Agreement, and, subject to approval of this Agreement by the requisite vote of Seller's stockholders and receipt of all required regulatory or governmental approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and, subject to the approval of this Agreement by Seller's stockholders, the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and assuming due execution and delivery by Buyer, constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

         d) Stockholder Approval; Fairness Opinion. The affirmative vote of a majority of the outstanding shares of Seller Common Stock entitled to vote on this Agreement is the only vote of the stockholders of Seller required for approval of this Agreement and the consummation of the Merger. Seller has received the written opinion of Trident Securities to the effect that, as of the date hereof, the Merger Consideration to be received by Seller's stockholders is fair, from a financial point of view, to such stockholders.


         e) No Violations; Consents. The execution, delivery and performance of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby by the Seller will not, constitute (i) assuming receipt of all Requisite Regulatory Approvals (as defined in Section 3.04d)) including the consent of the Office of Thrift Supervision and requisite stockholder approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Seller or any of its Subsidiaries (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Seller or the similar organizational documents of any of its Subsidiaries or (iii) except as set forth in Seller's Disclosure Letter, a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Seller or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Seller or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject. The consummation by Seller of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other governmental party, other than (u) as required under the Securities Exchange Act of 1934, (v) the approval of the holders of a majority of the outstanding shares of Seller Common Stock entitled to vote thereon, (w) the approval of Seller as the sole stockholder of Seller S&L, (x) the consent of the Office of Thrift Supervision ("OTS") (y) the consent of any regulatory agency having jurisdiction over Buyer and (z) the issuance of a Certificate of Merger by the Secretary of State of the State of Delaware.

         f) Reports and Financial Statements.

            i) Seller and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with (a) the FDIC, (b) the OTS, (c) the National Association of Securities Dealers, Inc. ("NASD"),
                (d) the Missouri Department of Insurance, and (e) the Securities and Exchange Commission ("SEC") (collectively, "Seller's Reports") and, to Seller's knowledge, have paid all fees and assessments due and payable in connection therewith. As of their respective dates, none of Seller's Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All of Seller's Reports filed with the SEC complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the SEC promulgated thereunder.

            ii) Each of the financial  statements of Seller included in Seller's
                Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable
                accounting   requirements  and  with  the  published  rules  and
                regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by the SEC). Each of the consolidated balance sheets contained or incorporated by reference in Seller's Reports (including in each case any related notes and schedules) and each of the consolidated statements of earnings, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity, contained or incorporated by reference in Seller's Reports (including in each case any related notes and schedules) fairly presented (a) the financial position of the entity or entities to which it relates as of its date and (b) the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end adjustments that are not material in amount or effect).

         g) Absence of Certain Changes or Events. Except as disclosed in Seller's Reports filed on or prior to the date of this Agreement or in Seller's Disclosure Letter, (i) Seller and its Subsidiaries have not incurred any material liability, either accrued, alleged, contingent or disputed, except in the ordinary course of their business consistent with past practice and except for the engagement letter agreements with Trident Securities set forth in Seller's Disclosure Letter, (ii) Seller and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices, (iii) to the knowledge of Seller, there are no impending termination, expiration, or loss of contracts, franchises, licenses, permits or other assets that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Seller, and (iv) there has not been any other event, change or occurrence which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect with respect to Seller and its Subsidiaries.

         h)  Absence  of  Claims.  Except  as set forth in  Seller's  Disclosure
Letter, no litigation, controversy, claim, action, suit or other legal, administrative or arbitration proceeding before any court, governmental agency or arbitrator is pending against Seller or any of its Subsidiaries and, to the knowledge of Seller, no such litigation, controversy, claim, action, suit or proceeding has been threatened or asserted in either case which is reasonably likely to have a Material Adverse Effect with respect to Seller or its Subsidiaries, or the transactions contemplated by this Agreement, or upon the ability of Seller to perform its obligations under this Agreement.

         i) Absence of Regulatory Actions. Except as set forth in Seller's Disclosure Letter, neither Seller nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, or has been a recipient of any extraordinary supervisory letter from any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits ("Government Regulators"), or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

         j) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Seller or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Seller or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Seller's balance sheet (in accordance with GAAP). For purposes of this Section 3.03j), the term "taxes" shall include all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Seller or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Seller or any of its Subsidiaries do not file tax returns that Seller or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Seller or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Seller's balance sheet (in accordance with GAAP). Seller and each of its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Seller and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Seller and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Adequate provision for any taxes due or to become due for Seller or any of its Subsidiaries for the period or periods reflected on Seller's most recent financial statements has been made and is reflected on such Seller financial statements. Deferred Taxes of Seller and its Subsidiaries have been provided for in accordance with GAAP. To the knowledge of Seller, there is no item of deferred taxable income which will become taxable due to the consummation of the Merger or the Related Mergers that is reasonably likely to have a Material Adverse Effect on Seller or its Subsidiaries, other than as disclosed in Seller's Disclosure Letter.

         k) Agreements.

            i) Except (w) for arrangements made in the ordinary course of business, (x) as set forth in Seller's Disclosure Letter, (y) as disclosed in Seller's Reports filed on or prior to the date of this Agreement, or (z) as contemplated by this Agreement, Seller and its Subsidiaries are not bound by any material contract (as defined in Item 601 (b)(10) of Regulation S-K promulgated by the
                SEC) to be performed after the date hereof that has not been filed with or incorporated by reference in Seller's Reports. Except (x) as disclosed in Seller's Disclosure Letter, (y) as disclosed in Seller's Reports filed on or prior to the date of this Agreement, or (z) as contemplated by this Agreement, neither Seller nor any of its Subsidiaries is a party to an oral or written (A) consulting agreement (including data processing and software programming contracts) not terminable on 60 days' or less notice and providing for a payment or payments totaling in excess of $5,000, (B) agreement with any present or former director, officer or employee of Seller or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Seller or any of its Subsidiaries of the nature contemplated by this Agreement, (C) agreement with respect to any employee or director of Seller or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than 60 days, (D) agreement or plan, including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (E) agreement containing covenants that limit the ability of Seller or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Seller (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

            ii) Neither Seller nor any of its  Subsidiaries  is in default under or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject; and,

            iii)Seller and each of its Subsidiaries  owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, and neither Seller nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of Seller and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

            iv) Seller's Disclosure Letter contains a summary description of all leases, commitments, contracts, licenses, maintenance agreements and other agreements of Seller and its Subsidiaries involving a liability or obligation of Seller in excess of $10,000 per annum, and a true and complete list of all letters of credit, guarantees, indemnity agreements and all commitments to loan or discount or issue a letter of credit which would aggregate in excess of $10,000 to any person, firm or corporation.

         l) Labor Matters. Neither Seller nor any of its Subsidiaries is or, to Seller's knowledge, has ever been a party to, or is or, to Seller's knowledge, has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Seller or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to Seller's knowledge, has any such proceeding been threatened, nor, to Seller's knowledge, is there any strike, other labor dispute or organizational effort involving Seller or any of its Subsidiaries pending or threatened.

         m) Employee Benefit Plans. Seller's Disclosure Letter contains a complete and accurate list of all written and, to Seller's knowledge, oral pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, funds, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Seller or any of its Subsidiaries, and any cafeteria or section 125 plans, fringe benefit plans including but not limited to automobiles, sabbaticals, clubs or any item considered a fringe benefit within the meaning of IRC ss.32 (hereinafter collectively referred to as the "Seller Employee Plans"). Seller warrants and represents that Seller's Disclosure Letter sets forth a complete and accurate list of all Seller Restricted Stock granted pursuant to the Seller Recognition and Retention Plan, including the names of the grantees, dates of grant, dates of vesting, and shares subject to each grant. All of the Seller Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws; with respect to the Seller Employee Plans, to the knowledge of Seller, no event has occurred that would subject Seller or any of its Subsidiaries to a material liability under ERISA, the IRC or any other applicable law; there has occurred no "prohibited transaction" (as defined in
Section 406 of ERISA or Section 4975 of the IRC) which is reasonably likely to result in the imposition of any penalties or taxes under Section 502(i) of ERISA or Section 4975 of the IRC upon Seller or any of its Subsidiaries; and all required contributions to the Seller Employee Plans through the date hereof have been made. Neither Seller nor any of its Subsidiaries has provided, or is required to provide, security to any Seller pension plan or to any single-employer plan of an ERISA Affiliate (as defined under Section 4001(b)(l) of ERISA or Section 414 of the IRC) pursuant to Section 401(a)(29) of the IRC. Except as disclosed on Seller's Disclosure Letter, neither Seller, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980. Since February 1, 2000, no contributions have been made to such multiemployer plan and no additional contributions are due under any such plan. Neither Seller nor its Subsidiaries maintains any plan that is subject to Title IV of ERISA, and neither Seller nor its Subsidiaries has terminated any such plan within the past five (5) years. Each Seller Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a "Seller Qualified Plan") has received a favorable determination letter from the Internal Revenue Service ("IRS"), and Seller and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to Seller's knowledge, threatened litigation, administrative action or proceeding relating to any Seller Employee Plan. There has been no announcement or commitment by Seller or any of its Subsidiaries to create an additional Seller Employee Plan, or to amend any Seller Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such Seller Employee Plan or as otherwise contemplated by this Agreement; and, except as specifically identified in Seller's Disclosure Letter, Seller and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any Seller Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or
Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Buyer, Seller or any of their Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the IRC). All payments made by Buyer, Seller or any of their Subsidiaries to any employee under a Seller Employee Plan will be fully tax-deductible as employment compensation to Buyer, Seller, or one of their Subsidiaries. To the best knowledge of Seller, no breach of a fiduciary duty under ERISA ss.404 or ss.405 has occurred and with respect to which any outstanding liability to any participant or excise tax or liability exists or will exist as of the Effective Time with respect to any of the Seller Employee Plans. Each of the Seller Employee Plans which is a group health plan within the meaning of IRC ss.5000(b)(1) is in compliance with the continuation of health care coverage requirements  contained  in IRC  ss.4980B  and ERISA  ss.601  et seq.  A list of participants or beneficiaries who have elected continuation coverage in accordance with such laws is provided in Seller's Disclosure Letter. With respect to each Seller Employee Plan, Seller has supplied to Buyer a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the three most recent plan years, if required to be filed, (B) such Seller Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such Seller Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such Seller Employee Plan, if the Seller Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such Seller Employee Plan is a Seller pension plan and any subsequent changes to the actuarial assumptions contained therein, and (F) the most recent determination letter issued by the IRS if such Seller Employee Plan is a Seller Qualified Plan. With respect to Seller's ESOP, Seller has supplied Buyer a true and correct copy of
(A) the latest financial statement of the ESOP including a list of assets, (B) a schedule of stock purchases by the ESOP, including seller, valuation and number of shares, (C) a schedule of stock contributions made to the ESOP, (D) a list of the most recent ESOP distributions including participant name and amount and (E) a schedule of the most recent contribution allocation including participant name, compensation and share of contribution.

         n) Title to Assets. Seller's Disclosure Letter contains a complete and accurate list of all real property owned or leased by Seller or any of its Subsidiaries, including all properties of Seller or any of its Subsidiaries classified as "Real Estate Owned" or words of similar import (the "Real Property") and except as disclosed in Seller's Disclosure Letter, title to all of such real properties is insured for an amount not less than the book value of all such real properties on Seller's or its Subsidiaries' books under an owner's title insurance policy issued by a title insurance company authorized to do business in the state where the property is located. Except as disclosed in Seller's Disclosure Letter, Seller and each of its Subsidiaries have good and marketable title to their respective properties and assets (including any intellectual property asset such as any trademark, service mark, trade name or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer in each case free and clear of any material liens, security interests, encumbrances, mortgages, pledges, restrictions, charges or rights or interests of others, except pledges to secure deposits or Federal Home Loan Bank advances and other liens incurred in the ordinary course of business. Each lease for real or personal property pursuant to which Seller or any of its Subsidiaries is lessee or lessor is valid and in full force and effect and neither Seller nor any of its Subsidiaries, nor any other party to any such lease is in default or in violation of any provisions of any such lease. All material tangible properties of Seller and each of its Subsidiaries are in a good state of maintenance and repair (normal wear and tear excepted), conform with all applicable ordinances, regulations and zoning laws in all material respects, are considered by Seller to be reasonably adequate for the current business of Seller and its Subsidiaries and, except as disclosed in Seller's Disclosure Letter, improvements on real property owned or leased by Seller are located wholly within the boundaries of the property owned or leased by Seller or its Subsidiaries. There are no unpaid charges, debts, liabilities, claims or obligations arising from the construction, ownership or operation of the banking premises of Seller S&L which would give rise to any mechanics' liens against any such real estate or any part thereof, or for which Seller or Seller S&L would be responsible, except for i) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, but only to the extent the obligation giving rise to the lien is included as a liability on Seller's books and records and
ii) such minor encumbrances, if any, as do not materially detract from the value of, or materially interfere with the present use of, such properties, and which minor encumbrances do not render the title to such property unmarketable.

         o) Compliance with Laws. Seller and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of and has made all filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies (each, a "Governmental Entity") that are required in order to operate its material assets and to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of Seller, no suspension or cancellation of any of them is threatened. The corporate affairs of Seller are not being conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity. Neither Seller nor any of its Subsidiaries is in material violation of, is, to the knowledge of Seller, under investigation with respect to any material violation of, or has been given notice or been charged with any material violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity.

         p) Fees. Other than financial advisory services performed for Seller by Trident Securities, neither Seller nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory' fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Seller or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby. Seller has provided Buyer with a true and correct copy of the contract between Seller and Trident Securities.

         q) Environmental Matters. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of Seller, threatened before any court, governmental agency or board or other forum against Seller or any of its Subsidiaries for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law (as defined below) or relating to the presence of or release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries. To Seller's knowledge, the properties currently owned or operated by Seller or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any

Hazardous Material other than as permitted under applicable Environmental Law. Neither Seller nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive, request or other communication (written or oral) for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law. To Seller's knowledge, there are no underground storage tanks on, in or under any properties owned or operated by Seller or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by Seller or any of its Subsidiaries. To Seller's knowledge, during the period of Seller's or any of its Subsidiaries' ownership or operation of any of their respective current properties, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To Seller's knowledge, prior to the period of Seller's or any of its Subsidiaries' ownership or operation of any of their respective current properties, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

         "Environmental Law" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, legal requirement or agreement with any Governmental Entity relating to (A) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect, including, without limitation, (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including, but not limited to, the Hazardous and Solid Waste Amendments thereto and Subtitle I relating to underground storage tanks), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of the presence of or exposure to any Hazardous Material.

         "Hazardous Material" means any substance (whether solid, liquid or gas) which is or could be detrimental to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

         r) Loan Documents; Collateral; Commitments. With respect to each loan owned by Seller or its Subsidiaries in whole or in part, (A) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, without valid set-offs or counterclaims and (B) the note and the related security documents, copies of which are included in the loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable loan file. All notes, evidences of indebtedness and agreements for the payment of money and all related documents, instruments, papers and other security agreements of Seller S&L applicable thereto, are bona fide, are genuine as to signatures of all makers, endorsers and guarantors, and were given for valid consideration. All collateral securing such indebtedness existed at the disbursement of the funds which created the indebtedness. Except as may be disclosed in the books and records of Seller S&L relating to its loans, Seller S&L has made no affirmative or negative oral or written commitments which would materially impair the enforcement of any of Seller S&L's loans.

         s) Deposits. None of the deposits of Seller or any of its Subsidiaries is a "brokered" deposit.

         t) Anti-takeover Provisions Inapplicable. Seller and its Subsidiaries have taken all actions required to exempt Seller, Buyer, Acquisition Sub, the Agreement and the Merger from Section 203 of the DGCL.

         u) Charter Provisions. Seller and its Subsidiaries have taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any person under the Certificate of Incorporation, bylaws, or other governing instruments of Seller or any of its Subsidiaries or restrict or impair the ability of Buyer or any of its Subsidiaries or Affiliates to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of Seller or any of its Subsidiaries that may be directly or indirectly acquired or controlled by it.

         v) Material Interests of Certain Persons; Transactions with Insiders. Except as set forth in Seller's Disclosure Letter, no officer or director of Seller, or any "associate" (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Seller or any of its Subsidiaries. Seller's Disclosure Letter describes all transactions since April 1, 1997 in which any officer, director, 5% stockholder or employee of Seller or Seller S&L, or any Affiliate or Subsidiary thereof, directly or indirectly, has borrowed from, loaned to, supplied or provided goods or services to, purchased assets from, sold assets to, or done business in any manner with Seller or Seller S&L or is a party to any agreement with Seller or Seller S&L provided that with respect to employees, Seller shall not be required to disclose any deposit relationships or loans that have paid off and are not currently outstanding on the date hereof.

         w) Insurance. Seller's Disclosure Letter contains a complete list of all insurance policies of Seller and its Subsidiaries presently in effect. In the opinion of Seller's management, Seller and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Seller and its Subsidiaries are in full force and effect, Seller and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion. Seller and its Subsidiaries have received no notice from any insurance carrier that (i) any insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policies of insurance will be substantially increased.

         x) Investment Securities; Derivatives.

            i) Except for investments in Federal Home Loan Bank ("FHLB") Stock, pledges to secure FHLB borrowings, and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business and restrictions that exist for securities to be classified as "held to maturity," none of the investment securities held by Seller or any of its Subsidiaries as of the date of this Agreement is, or will be at Closing, subject to any restriction (contractual or statutory) other than applicable securities laws, that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

            ii) Except (x) as set forth in Seller's  Disclosure  Letter,  (y) as disclosed in Seller's Reports filed on or prior to the date of this Agreement, or (z) for adjustable-rate mortgage loans and adjustable-rate advances, neither Seller nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

         y) Credit Card Issuing Agreement. Neither Seller nor Seller S&L has any credit card agreement which would prevent Buyer from soliciting Seller S&L's customers to accept a credit card issued by or on behalf of Buyer or an Affiliate of Buyer.

         z) Indemnification. Except (i) as provided in the certificate of incorporation or bylaws of Seller and the similar governing documents of its Subsidiaries, or (ii) as set forth in Seller's Disclosure Letter, neither Seller nor any Subsidiary is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of Seller and, to the knowledge of Seller, there are no claims for which any such person would be entitled to indemnification under the organization certificate of incorporation or bylaws of Seller or the similar governing documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

         aa) Books and Records. The books and records of Seller and its Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

         bb) Corporate Documents. Complete and correct copies of the certificate of incorporation, bylaws and similar governing documents of Seller and each of Seller's Subsidiaries, as in effect as of the date of this Agreement, have previously been delivered to Buyer. The minute books of Seller and each of Seller's Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

         cc) Community Reinvestment Act Compliance. Seller S&L is in material compliance with the applicable provisions of the Community Reinvestment Act, as amended (the "CRA"), and the regulations promulgated thereunder, and, as of its most recent CRA examination, Seller S&L has a CRA rating of satisfactory or better. To Seller's knowledge, there is no fact or circumstance or set of facts or circumstances that would cause Seller S&L to fail to comply with such provisions or cause the CRA rating of Seller S&L to fall below satisfactory.

         dd) Conduct of Business Since Due Diligence. Except as set forth in Seller's Disclosure Letter, since the date of information provided to Buyer during Buyer's due diligence through the date of this Agreement:

            i) Ordinary Course. The business and affairs of Seller and Seller S&L have been conducted and carried on only in the ordinary and regular course consistent with its past practices.

            ii) Charter and Bylaws. There has been no change, amendment or other modification made in the Certificate of Incorporation, Charter or Bylaws of Seller or Seller S&L.

            iii)Employment Benefits.  There has been no increase or other change made in the rate or nature of compensation, including wages, salaries, bonuses and benefits under Seller's employee plans, which has been paid, or will be paid or payable by Seller or Seller S&L to any officer, employee, stockholder or director of Seller S&L, other than customary year-end increases and bonuses consistent with Seller or Seller S&L's past practices. No additional stock options or rights to receive any stock have been granted or allocated to any employees.

            iv) Casualty Loss. Seller S&L has not sustained or incurred any loss or damage, whether or not insured against, on account of fire, flood, accident or other calamity which has materially interfered with or affected, or may materially interfere with or affect, the operation of its properties, assets or liabilities of Seller S&L.

            v) Accounting Methods. There has been no material change in any method of accounting or accounting practice of Seller or Seller S&L.

            vi) Waiver of Rights.  Seller S&L has not  waived  any  rights,  the result of which, individually or in the aggregate, would have a Material Adverse Effect on its financial condition.

Section 3.04 Representations and Warranties of Buyer. Subject to Section 3.01 and Section 3.02, Buyer represents and warrants to Seller that:

            a)  Organization.

            i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and is registered as a bank holding company under the Bank Holding Company Act, as amended ("BHCA"). Bank Midwest, N.A. ("Buyer Bank") is a bank duly organized, validly existing and in good standing under the laws of the United States of America and is a Subsidiary of Buyer. Each Subsidiary of Buyer other than Buyer Bank is a national bank or corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of Buyer and its Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

            ii) Acquisition Sub will be a corporation,  duly organized,  validly existing and in good standing under the laws of Delaware, all of the outstanding capital stock of which will be prior to the Effective Time, owned directly or indirectly by Buyer free and clear of any lien, charge or other encumbrance. From and after its incorporation, Acquisition Sub will not engage in any activities other than in connection with or as contemplated by this Agreement.

            iii)Buyer and each of its Subsidiaries  has the requisite  corporate power and authority and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

         b) Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of all Requisite Regulatory Approvals (as defined in Section 3.04d) below), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Buyer. Acquisition Sub will have prior to the Effective Time, all corporate power and authority to consummate the transactions contemplated hereunder and carry out all of its obligations with respect to such transactions. The consummation of the transactions contemplated hereby will have been prior to the Closing, duly and validly authorized by all necessary corporate action in respect thereof on the part of Acquisition Sub. This
Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

         c) Stockholder Approval. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer, and no other corporate proceedings on the part of Buyer are necessary to complete the transactions contemplated hereby. Buyer shall cause Acquisition Sub to take all necessary corporate actions to complete the transactions contemplated hereby.

         d) No Violations; Consents. The execution, delivery and performance of this Agreement by Buyer or Acquisition Sub does not, and the consummation of the transactions contemplated hereby will not, constitute (i) assuming receipt of all Requisite Regulatory Approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Buyer or any of its Subsidiaries (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Buyer or the similar organizational documents of any of its Subsidiaries or (iii) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Buyer or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject. The consummation by Buyer of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, or instrument, other than (x) the approval of Buyer as the sole shareholder of Acquisition Sub and (y) the approval or waiver of the Board of Governors of the Federal Reserve System ("FRB') under the BHCA and (z) approval of the Office of the Comptroller of the Currency ("OCC") of the Related Mergers (collectively, the "Requisite Regulatory Approvals") except that the Merger shall not become effective until a Certificate of Merger has been filed with the Secretary of State of the State of Delaware in accordance with Section
9.01 of this Agreement.

         e)  Reports  and  Financial  Statements.

            i) Buyer and each of its Subsidiaries have each timely filed all material reports and financial statements, together with any amendments required to be made with respect thereto, that they were required to file with (a) the FDIC, (b) the FRB, and (c) the Comptroller of the Currency, (collectively, "Buyer's Reports") and, to Buyer's knowledge, have paid all taxes and assessments due and payable in connection therewith. As of their respective dates, none of Buyer's Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

            ii) Each of the financial  statements  of Buyer  included in Buyer's
                Reports has been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by appropriate regulatory authorities). Each of the consolidated statements of condition contained or incorporated by reference in Buyer's Reports (including in each case any related notes and schedules) and each of the consolidated statements of operations, contained or incorporated by reference in Buyer's Reports (including in each case any related notes and schedules) fairly presented (A) the financial position of the entity or entities to which it relates as of its date and (B) the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject in the case of unaudited interim statements, to normal year-end adjustments that are not material in amount or effect), in each case in accordance with GAAP, except as may be noted therein.

         f) Absence of Certain Changes or Events. Except as disclosed in Buyer's Reports filed on or prior to the date of this Agreement, no event has occurred or circumstances arisen which has had or might reasonably be expected to have a Material Adverse Effect with respect to Buyer and its Subsidiaries.

         g) Absence of Claims. No litigation, proceeding, controversy, claim, action or suit or other legal administrative or arbitration proceeding before any court, governmental agency or arbitrator is pending or has been threatened against Buyer or any of its Subsidiaries that would reasonably be expected to prevent or adversely affect or which seeks to prohibit the consummation of the transactions contemplated by this Agreement or which would have a Material Adverse Effect with respect to Buyer and its Subsidiaries taken as a whole.

         h) Absence of Regulatory Actions. Neither Buyer nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar written undertaking to, or is subject to any action, proceeding, order or directive by, or is a recipient of any extraordinary supervisory letter from any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, nor has it been advised by any Governmental Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar written undertaking.

         i) Compliance with Laws. Buyer and each of its Subsidiaries have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to carry on their business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Buyer no suspension or cancellation of any of them is threatened. The corporate affairs of Buyer are not being conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity. Neither Buyer nor any of its Subsidiaries is in material violation of, is, to the knowledge of Buyer, under investigation with respect to any material violation of, or has been given notice or been charged with any material violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity.

         j) Fees. Neither Buyer nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Buyer or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

         k) Availability of Funds. Buyer on the date hereof and at the Effective Time will have, all funds necessary to consummate the Merger and fulfill its obligations under the terms of this Agreement, including without limitation, its obligation to pay the aggregate Merger Consideration and to consummate in a timely manner the transactions contemplated by this Agreement.

         l) Certain Circumstances. Buyer knows of no facts or circumstances that would delay, impede or otherwise adversely affect its ability to promptly secure all necessary regulatory and other approvals and consents to the Merger and the transactions contemplated by this Agreement and to consummate the Merger promptly. As of the date of this Agreement, Buyer believes that, in light of its financial condition, it should be able to obtain all such approvals, without the imposition of any burdensome term or condition.

m) Community Reinvestment Act Compliance. Buyer and its banking Subsidiaries are in material compliance with the applicable provisions of the CRA and the
regulations   promulgated   thereunder,   and,  as  of  their  most  recent  CRA
examinations, Buyer and its banking Subsidiaries have a CRA rating of satisfactory or better. To Buyer's knowledge, there is no fact or circumstance or set of facts or circumstances that would cause Buyer and its banking Subsidiaries to fall below satisfactory.

                     Article IV. Conduct Pending the Merger

Section 4.01 Conduct of Seller's Business Prior to the Effective Time. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, Seller shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice and in accordance with sound banking practices, (ii) maintain and preserve intact its business organization, properties, leases, goodwill of its customers, and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of Seller or Buyer to perform their respective covenants and agreements on a timely basis under this Agreement, and (iv) take no action that results in or is reasonably likely to have a Material Adverse Effect on Seller. Without limiting the foregoing covenants, unless the prior written consent of Buyer shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated in this Agreement, from the date hereof until the Effective Time, Seller shall, and shall cause each of its Subsidiaries to:

         a) Board Observer. Permit, at any time after the execution of this Agreement, a representative of Buyer to attend Seller's and Seller S&L's board of directors' meetings and all committee meetings as an observer only and shall give Buyer at least three days notice of all such meetings, provided that Buyer shall not be entitled to have a representative at the portion of any such meeting involving a discussion of this Agreement, the transactions contemplated hereby (but Buyer shall not be excluded from discussions of ordinary course banking business simply because such business is affected by representations, warranties or covenants contained in this Agreement) and related matters.

         b) Loan Policies. Reserve against, place on non-accrual, and charge off loans and other assets as losses are recognized or future losses become apparent, in accordance with GAAP and Seller S&L's past practices, which Seller warrants and represents are in compliance in all material respects with all applicable laws and regulations and have not been criticized in any examinations or audits within the past three years;

         c) Tax Returns. Prepare, execute and file, on or before the due date thereof, all federal, state and local tax returns required to be filed by Seller or Seller S&L with respect to its operations for any period ending before the Effective Time and will pay the appropriate tax.

         d) Customer Notice. Assist Buyer in drafting and preparing for mailing a notice, the form and content of which shall be established by mutual agreement of Buyer and Seller, to all Seller S&L's deposit and loan customers, notifying them of the sale of Seller S&L to Buyer. The notice shall be mailed by Buyer after all Requisite Regulatory Approvals and stockholder approvals have been obtained but no later than the thirtieth day prior to the date agreed upon by Buyer and Seller pursuant to Section 7.01 for the data processing conversion.

         e) Liquidation Account. Cause Seller S&L to establish and maintain on its books a true and complete record of those deposit accounts, including names of depositors, which would have liquidation rights by reason of the conversion of Seller S&L from mutual to stock form of organization.

         f) Copies of Reports. Furnish to Buyer, until the Effective Time, true and complete copies of the following information within five days after preparation or receipt:

            i) Monthly financial statements prepared with respect to Seller and Seller S&L;

            ii) Daily reports of Seller S&L beginning on the date of the final regulatory approval of the transactions contemplated by this Agreement and continuing through the Effective Time;

            iii) Seller S&L's Reports of Condition and Income to regulatory authorities at the close of business of each calendar quarter;


             iv)  Seller S&L's internal  watch and problem loan reports;

              v) Any and all board reports prepared for the use of Seller S&L's board of directors or any board committee, excluding reports which relate to this Agreement and the transactions contemplated hereby and related matters, or to the consideration of an Acquisition Proposal within the meaning of
                  Section 5.01 hereof;

            vi) Any reports submitted to Seller S&L by independent certified public accountants in connection with an examination of Seller S&L's financial statements;

            vii) Notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality affecting Seller or Seller S&L which, if determined adversely, could have a Material Adverse Effect on the financial condition, properties, or operations of Seller or Seller S&L;

            viii) Any notices or  communications  received  from any savings and loan regulatory body with respect to the affairs or operations of Seller or Seller S&L; and

            ix) Any additional information reasonably requested by Buyer for completion of any applications for regulatory approval of the transactions contemplated by this Agreement.

Section 4.02 Forbearance by Seller.  Without limiting the covenants set forth in
Section 4.01 hereof, except as otherwise provided in this Agreement and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Seller shall not, and shall not permit any of its Subsidiaries to, without the prior consent of Buyer, which consent shall not be unreasonably withheld:

         a) unless required by applicable law or regulation or regulatory directive, change any provisions of the certificate of incorporation or bylaws of Seller or the similar governing documents of its Subsidiaries;

         b) authorize, issue, deliver or sell any shares of its capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock or change the terms of any of its outstanding stock options or warrants or issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement of any character relating to the authorized or issued capital stock of Seller except pursuant to the exercise of stock options or warrants or restricted stock grants outstanding as of the date of this Agreement, or split, combine, reclassify or adjust any shares of its capital stock or otherwise change its capitalization;

         c) make, declare or pay any cash or stock dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, provided, however, that Seller may pay normal quarterly cash dividends of not more than $
 .20 per share of Seller Common Stock. Subject to applicable regulatory' restrictions, if any, Seller S&L may pay a cash dividend that is, in the aggregate, sufficient to fund any dividend by Seller permitted hereunder and to fund the normal operations of Seller and the payment of reasonable expenses relating to the Merger;

         d) other than for fair value in the ordinary course of business consistent with past practice, (i) acquire or sell, transfer, assign, mortgage, encumber or otherwise dispose of any material properties, leases, assets or other rights or agreements to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary of Seller or (ii) cancel, release or assign any indebtedness of any such individual, corporation or other entity or (iii) permit Seller S&L to waive any material right or cancel any material contract, lease, license, obligation or commitment, or permit any lien, encumbrance or charge of any material effect to attach to any of Seller's or Seller S&L's assets;

         e) except to the extent required by law or as specifically provided for elsewhere herein, increase in any manner the compensation or fringe benefits of any of its employees or directors, other than general increases in compensation for non-executive officer employees in the ordinary course of business consistent with past practice; pay any pension or retirement allowance not required by any existing plan or agreement to any employees or directors, or become a party to, amend or commit itself to fund or otherwise establish any trust or account related to any Seller Employee Plan (as defined in Section 3.03m)) with or for the benefit of any employee or director not required by any existing plan or agreement; grant or award any stock options; make any discretionary contribution to any Seller Employee Plan; hire any employee with an annual total compensation payment in excess of $35,000; or enter into or amend any employment contract with any employee;

         f) except as contemplated by Section 5.02, change its methods of accounting, tax or systems of internal accounting controls, as in effect at September 30, 1999, except as required by changes in GAAP with the concurrence of Seller's independent auditors;

         g) commence any litigation other than in the ordinary course of business, settle any claim, action or proceeding involving any liability of Seller or any of its Subsidiaries for money damages in excess of $25,000 or impose material restrictions upon the operations of Seller or any of its Subsidiaries;

         h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to Seller, except in satisfaction of debts previously contracted;

         i) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

         j) other than investments for Seller's portfolio made in accordance with Section 4.02k), make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

         k) make any investment in any debt security, including mortgage-backed and mortgage-related securities, or materially restructure or change its investment securities portfolio, through purchases, sales or otherwise; provided, however, that Seller shall be permitted to invest in the following securities with final maturities not greater than six months: U.S. government and U.S. government agency securities, or securities of the FHLB;

         l) enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $50,000 per annum over a term not exceeding three years and other than contracts or agreements covered by Section 4.02o);

         m) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, or make any loans to any borrower on terms materially more favorable than those available to the general public in Seller S&L's market area, except (i) in conformity with existing safe and sound lending practices in amounts not to exceed an aggregate of $100,000 secured or $25,000 unsecured with respect to any individual borrower or loans secured by first mortgages on single family residential properties up to the limits on conforming loans imposed by Fannie Mae or Freddie Mac; (ii) loans or advances as to which Seller has a binding obligation to make such loan or advances as of the date hereof; provided, however, that the requirements of this section shall be deemed met as to any loan approved in a loan committee or Board meeting of which an authorized representative of Buyer was given at least 24 hours written or oral notification and, if such representative attends such meeting, he or she shall have raised no objection;

         n) extend or renew loans or advance additional sums to a borrower whose loans, in whole or in part, have been classified or listed as special mention by any regulatory authority or included on Seller S&L's watch list unless such extension, renewal or advance shall have been approved in advance by the Board of Directors of Seller S&L or Seller S&L's Loan and Discount Committee, and only if such extension, renewal or advance is necessary in order to protect Seller S&L's interests and is in accordance with sound banking practices;

         o) incur any additional borrowings other than purchases of Federal Funds or short-term (six months or less) FHLB borrowings at market interest rates and reverse repurchase agreements consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of Seller or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder;

         p) accept any deposits from any person on terms materially more favorable in any respect than those available to the general public in Seller's market area, unless such deposits are accepted in accordance with a safe and sound program or practice in existence at Seller S&L prior to the date of this Agreement;

         q) establish or impose a schedule of service charges or fees which applies charges either substantially more or substantially less than similar service charges and fees charged by other banks in Seller's market areas;

         r) make any capital expenditures in excess of $10,000 per expenditure, or $200,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof disclosed in the Seller Disclosure Letter (or other proposals included in Seller's Disclosure Letter and not objected to in writing by Buyer within five days after receipt of Seller's Disclosure Letter) and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

         s) organize, capitalize, lend to or otherwise invest in any Subsidiary;

         t) elect to any senior executive office any person who is not a member of the senior executive officer team of Seller as of the date of this Agreement or elect to the Board of Directors of Seller any person who is not a member of the Board of Directors of Seller as of the date of this Agreement;

         u) enter into any agreements or transactions after the date of this Agreement with any officer, director, 5% stockholder or employee of Seller or Seller S&L, or any Affiliate or Subsidiary thereof, directly or indirectly, in an amount of $5,000 or more in each case or $25,000 in the aggregate; or

         v) agree or make any commitment to take any action that is prohibited by this Section 4.02.

         Any request by Seller or response thereto by Buyer shall be made in accordance with the notice provisions of Section 10.07 and shall note that it is a request pursuant to this Section 4.02.

Section 4.03 Conduct of Buyer's Business Prior to the Effective Time. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Buyer shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships; and (iii) take no action which would materially adversely affect or delay the ability of Seller or Buyer to perform their respective covenants and agreements on a timely basis under this Agreement.

                          Article V. Covenants Section

5.01 Acquisition Proposals. From and after the date hereof until the termination of this Agreement, neither Seller nor Seller S&L, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by Seller or any of its Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors or employees or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action; provided, however, that nothing contained in this Section 5.01 shall prohibit the Board of Directors of Seller from (i) furnishing information to, or entering into discussions or negotiations with any, person or entity that makes an unsolicited written, bona fide proposal to acquire Seller pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that the Board of Directors of Seller concludes in good faith, after consultation with its financial advisors and legal counsel and taking into account, among other things, all legal, financial, regulatory and other aspects of such Acquisition Proposal, and the nature of the person making the Acquisition Proposal, that such proposal, would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and is reasonably capable of being completed (a "Superior Proposal") and prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Seller (x) provides reasonable notice to Buyer to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form; (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer; or (iii) failing to make or withdrawing or modifying its recommendation, or (iv) entering into an agreement with respect to a Superior Proposal. For purposes of this Agreement, "Acquisition Proposal" shall mean any of the following (other than the transactions contemplated hereunder) involving Seller or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Seller or Seller S&L, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Seller or the filing of a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Section 5.02 Certain Policies and Actions of Seller.

         a) At the request of Buyer, Seller shall cause Seller S&L to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices after the date on which all Requisite Regulatory Approvals and stockholder approvals are received, provided however, that Seller shall not be required to take such action other than actions specifically set forth in Section 4.01 or Section 4.02 of this Agreement unless Buyer agrees in writing that (i) all conditions to Closing set forth in Section 6.01 and Section 6.02 have been satisfied or waived (except for the expiration of any applicable waiting periods) and that (ii) all rights of Buyer to terminate this Agreement shall have lapsed, and prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of Buyer Bank; provided, however, that Seller shall not be required to take such action more than 30 days prior to the Effective Time; and provided, further, that such policies and procedures are not prohibited by GAAP or any applicable laws and regulations or result in Seller S&L violating any regulatory requirements.

         b) Seller's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.02. Buyer agrees to hold harmless, indemnify and defend Seller and its Subsidiaries, and their respective directors, officers and employees, for any loss, claim, liability or other damage caused by or resulting from compliance with this Section 5.02.

Section 5.03 Access and Information. Upon reasonable notice, Seller shall (and shall cause its Subsidiaries to) afford to Buyer and its representatives (including, without limitation, directors, officers and employees of Buyer and its affiliates and counsel, accountants and other professionals retained by Buyer) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), contracts, properties, personnel, advisors and to such other information relating to Seller and its Subsidiaries as Buyer may reasonably request and shall permit Buyer and its authorized representatives to make such copies thereof as they may reasonably request; provided, however, that no investigation pursuant to this
Section 5.03 shall affect or be deemed to modify any representation or warranty made herein. In furtherance, and not in limitation of the foregoing, Seller shall make available to Buyer all information necessary or appropriate for the preparation and filing of all real property and real estate transfer tax returns and reports required by reason of the Merger. Upon reasonable notice, Buyer shall (and shall cause its Subsidiaries to) provide to Seller and its representatives (including, without limitation, directors, officers and employees of Seller and its affiliates and counsel, accountants and other professionals retained by Seller) such books, records and such other information relating to Buyer and its Subsidiaries as Seller may reasonably request, but only to the extent such access and information is reasonably required for the preparation of Seller's Fairness Opinion, for Seller to determine Buyer's ability to perform its obligations under this Agreement or for inclusion in the Proxy Statement to be mailed to Seller's stockholders. Buyer and Seller will not, and will cause their respective representatives not to, use any information obtained pursuant to this Section 5.03 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, Buyer and Seller will keep confidential, and will cause their respective representatives to keep confidential, all information and documents obtained pursuant to this Section 5.03 unless such information (i) was already known to such party or an affiliate of such party, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to such party or an affiliate of such party from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of the other party or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto (or an affiliate of any party hereto) to be returned to the party that furnished the same.

Section 5.04 Certain Filings, Consents and Arrangements. Except as otherwise specifically designated to Seller by this Section, Buyer shall as soon as practicable and in cooperation with Seller (and in any event within 45 days after the date hereof) make, or cause to be made, any filings and applications and provide any notices required to be filed or provided in order to obtain all approvals, consents and waivers of Governmental Entities necessary or appropriate for the consummation of the transactions contemplated hereby. Buyer shall provide Seller and its counsel with copies of the public portion of all filings, applications and notices submitted to any Governmental Entity at the time of filing, provided, however, that Buyer shall provide Seller with a reasonable opportunity to review any such filings requiring the signature of Seller or Seller S&L in advance of filing. Seller shall as soon as practicable and in cooperation with Buyer (and in any event within 45 days after the date hereof) make, or cause to be made, any filings and applications and provide any notices required to be filed or provided in order to obtain all approvals, consents and waivers of the Office of Thrift Supervision which are required to effect the transactions contemplated by this Agreement, such applications to be filed at Seller's expense. Seller shall provide Buyer with copies of any such filings, applications and notices filed with the Office of Thrift Supervision at the time of filing, provided, however, that Seller shall provide Buyer with a reasonable opportunity to review any such filings requiring the signature of Buyer or Buyer Bank in advance of filing.

Section 5.05 Additional Actions. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including the Merger, as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

Section 5.06 Publicity. Seller and Buyer shall consult with each other in issuing any press releases or otherwise making public statements with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange or the NASD with respect thereto; provided, however, that nothing contained in this
Section 5.06 shall prohibit any party, following notification to the other party to this Agreement, from making any disclosure which, after consultation with counsel, it deems necessary to comply with the requirements of applicable law and regulation.

Section 5.07 Stockholders Meeting. Seller shall take all action necessary, in accordance with applicable law and its Certificate of Incorporation and Bylaws, to convene a meeting of its stockholders ("Stockholder Meeting") as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement, the Merger and the other transactions provided for in this Agreement. Except as otherwise provided in Section 5.01, the Board of Directors of Seller shall (a) recommend at its Stockholder Meeting that the stockholders vote in favor of and approve the transactions provided for in this Agreement and
(b) use its commercially reasonable efforts to solicit such approvals. Seller may employ professional proxy solicitors to assist in contacting stockholders in connection with soliciting favorable votes on the Merger.

Section 5.08 Proxy Statement. For the purposes of holding the Seller Stockholders Meeting, Seller shall prepare a proxy statement satisfying in all material respects all applicable requirements of the Exchange Act, and the rules and regulations thereunder. Seller shall provide Buyer with a reasonable opportunity to review and comment on the proxy statement before it is mailed to Seller's Stockholders. Buyer agrees to provide for inclusion in such proxy statement all information reasonably necessary to satisfy the requirements of the Exchange Act and the rules and regulations thereunder and such information shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated in such proxy statement with respect to Buyer or its Subsidiaries or to make the statements therein with respect to Buyer or its Subsidiaries not misleading.


Section 5.09 Notification of Certain Matters. Each party shall give prompt notice to the other of: (a) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (b) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect with respect to such party and its Subsidiaries taken as a whole, each of Seller and Buyer shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

Section 5.10 Employees and Benefit Plans.

         a) All persons who are employees of Seller or any of its Subsidiaries immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a "Continuing Employee") shall, at the Effective Time, remain employees of the Surviving Corporation or any of its Subsidiaries. All of the Continuing Employees shall be employed at the will of Buyer and no contractual right to employment shall inure to such employees because of this Agreement. At any time after the receipt of the Requisite Regulatory Approvals for the transactions contemplated by this Agreement, or by mutual consent prior thereto, Seller shall allow Buyer to conduct interviews with the existing employees of Seller and Seller S&L and to communicate with the employees regarding the terms of their employment which will be in effect on or after the Effective Time. At any time after the receipt of the Requisite Regulatory Approvals for the transactions contemplated by this Agreement, Seller shall allow Buyer to conduct training sessions for employees of Seller and its Subsidiaries at Buyer's or Seller S&L's facilities. All such training sessions shall be scheduled so as to have minimal impact upon the employees' performance of their normal daily duties.

b) As of or after the Effective Time, and at Buyer's election and subject to the requirements of the IRC and ERISA, the Seller Employee Plans may continue to be maintained separately, consolidated or terminated. In the event of consolidation or termination of all or any such plans, Continuing Employees shall receive credit for service with Seller (for purposes of eligibility and vesting but not for purposes of benefit accruals) under any existing Buyer Employee Plan or under any Buyer Employee Plan in which such employee or such employee's dependent would be eligible to enroll. Buyer Employee Plans shall be defined in the same manner as to Buyer as Seller Employee Plan is defined as to Seller in
Section 3.03m) hereof. Continuing Employees shall receive credit for service with Seller for all purposes under Buyer's vacation and sick leave plans.

         c) In the event of any termination or consolidation of any Seller S&L health plan with any Buyer health plan, Buyer shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to Buyer employees. Unless a Continuing Employee affirmatively terminates coverage under a Seller health plan prior to the time that such Continuing Employee becomes eligible to participate in the Buyer health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Seller health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plan, programs and benefits common to all employees of Buyer and their dependents. In the event of any termination, or consolidation of any Seller S&L health plan with any Buyer health plan, any pre-existing condition, limitation or exclusion in the Buyer health plan shall not apply to Continuing Employees or their covered dependents who have satisfied such pre-existing condition exclusion waiting period under a Seller S&L health plan with respect to such pre-existing condition at the Effective Time and who then change that coverage to Buyer's health plan at the time such Continuing Employee is first given the option to enroll in such Buyer health plan.

         d) At or immediately prior to the Effective Time, Seller shall cash out existing life insurance policies owned by Seller, other than any policies Buyer shall request Seller to retain.

         e) Prior to the Effective Time, Seller shall be entitled to make the maximum contribution permitted by the provisions of IRC ss.404 and ss.415, provided however, that (i) the amount of the contribution made shall be used by the ESOP only to make payments on the then remaining loan balance owed by the ESOP to Seller, and (ii) the amount of the foregoing contribution shall in no event exceed the then remaining unpaid loan balance. Seller represents and warrants that no contribution made pursuant to this paragraph will exceed the limitations of Section 415 of the IRC.

f) Prior to the Effective Time, the Seller ESOP shall be amended to state that any Merger Consideration remaining after repayment of the loan between Seller and the ESOP shall be allocated as investment earnings of the ESOP to the ESOP accounts of employees of Seller or any of its Subsidiaries who are ESOP participants and beneficiaries (the "ESOP Participants") in accordance with the terms of the ESOP as amended and as in effect at the Effective Time. All ESOP Participants shall fully vest and have a nonforfeitable interest in their accounts under the ESOP determined as of the Effective Time. As soon as practicable after the Effective Time, any loan between Seller and the ESOP shall be repaid in full from the Merger Consideration received by the ESOP for unallocated shares of Seller Common Stock held by the ESOP upon the conversion of such shares into cash pursuant to this Agreement. Seller's board of directors shall take action prior to the Effective Time to terminate the ESOP on such terms as Seller and Buyer may determine, provided that such termination shall not become effective until after the Effective Time and after the ESOP loan has been repaid. From and after the date of this Agreement, in anticipation of the termination of the ESOP, Seller and its representatives, before the Effective Time, and Buyer and its representatives, after the Effective Time, shall file an application for determination with the Internal Revenue Service ("IRS") as to the tax qualified status of the ESOP upon its termination under Section 401(a) and 4975(e)(7) of the IRC (the "Determination Letter"). As soon as reasonably practicable after the receipt of a favorable Determination Letter from the IRS, Buyer shall instruct the ESOP Trustee to make distributions of the benefits under the ESOP to the ESOP Participants in accordance with the provisions of the ESOP. If Buyer and its representatives, after the Effective Time, reasonably determine that the Seller S&L ESOP cannot obtain a favorable Final Determination Letter, or that amounts held therein cannot be so applied, allocated or distributed without causing Seller S&L ESOP to lose its tax qualified status, Buyer shall take such action as it may reasonably determine with respect to the distribution of benefits to the Seller S&L ESOP Participants, provided that the assets of the Seller S&L ESOP shall be held or paid only for the benefit of the Seller S&L ESOP Participants and provided further that in no event shall any portion of the amounts held in the Seller S&L ESOP revert, directly or indirectly, to Seller S&L or any Seller Subsidiary, or to Buyer or any affiliate thereof. At the time distribution of benefits is made under the Seller S&L ESOP on or after the Effective Time, at the election of the Seller S&L ESOP Participant, the amount thereof that constitutes an "eligible rollover distribution" (as defined in Section 402(f)(2)(A) of the IRC) may be rolled over by such Seller S&L ESOP Participant to any Buyer Qualified Plan that permits rollover distributions or to any eligible individual retirement account.

         g) At or prior to the Effective Time, Seller shall pay, in cash, the severance benefit and, after the Effective Time, Buyer shall honor the employee benefit obligations required by the employment and severance agreements listed on Section 5.10i) of the Disclosure Letter.

         h) At or prior to the Effective Time the Directors' Compensation Agreements and Officer's Compensation Agreements listed on Section 5.10i) of the Disclosure Letter shall be terminated and any benefits (or any remaining benefits) to which the participants therein shall be entitled shall be paid by Seller to such participants in a lump sum cash payment, reduced to present value using an 8% discount rate.

         i) Buyer agrees to continue Seller's employee policy regarding payment of accumulated sick leave on termination for a period of six months following the Effective Time.

         j) Buyer agrees to honor the Management Agreement with Mike Schwarz through March 31, 2001.

         k) At the Effective Time, Buyer agrees to offer Robert W. King a Consulting and Non-competition Agreement in the form heretofore agreed by the parties.

         l) Buyer will not be responsible for any employee benefits of Seller except as expressly set forth in this Agreement.

Section 5.11 Indemnification.

         a) From and after the Effective Time through the sixth anniversary thereof, or until the final disposition of such claim (as herein defined) with respect to any claim asserted on or before the sixth anniversary of the Effective Time, and except as limited, conditioned or prohibited by laws, rules, regulations or orders to which Buyer is subject at the time such payments are to be made, Buyer agrees to indemnify, defend and hold harmless each present and former director and officer of Seller and its Subsidiaries determined as of the Closing Date (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities, judgments or amounts paid in settlement (with the approval of Buyer, which approval shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the Effective Time (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of Seller or any of its subsidiaries, regardless of whether such Claim is asserted or claimed prior to, at or after the Closing Date, to the fullest extent to which directors and officers of Seller are entitled under Delaware law, Seller's certificate of incorporation and bylaws, or other applicable law as in effect on the date hereof (and Buyer shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the extent permissible to a Delaware corporation under Delaware law and Seller's certificate of incorporation and bylaws as in effect on the date hereof, except to the extent such advances are limited, conditioned or prohibited by laws, rules, regulations or orders to which Buyer is subject at the time such payments are to be made; provided, that the person to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such person is not entitled to indemnification). All rights to indemnification in respect of a Claim asserted or made within the period described in the preceding sentence shall continue until the final non-appealable disposition of such Claim.

         b) Any Indemnified Party wishing to claim indemnification under Section 5.11a), upon learning of any Claim, shall promptly notify Buyer, but the failure to so notify shall not relieve Buyer of any liability it may have to such Indemnified Party except to the extent that such failure materially prejudices Buyer. Any Indemnified Party having actual knowledge of a Claim on or before the Effective Date shall give notice to Buyer and to Seller's directors' and officers' liability insurance carrier and shall take all actions necessary to preserve rights to indemnification under such policy, but the failure to so notify or pursue such claim shall not relieve Buyer of any liability it may have to such Indemnified Party except to the extent that such failure materially prejudices Buyer. In the event of any Claim, (1) Buyer shall have the right to assume the defense thereof (with counsel reasonably satisfactory to the Indemnified Party) and upon such assumption shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof; except that, if Buyer elects not to assume such defense, the Indemnified Parties may retain counsel satisfactory to them, or if counsel for the Indemnified Parties also represents Buyer and advises that there are issues which raise conflicts of interest between Buyer and the Indemnified Parties which the parties cannot reasonably agree to waive, Buyer shall retain independent counsel reasonably satisfactory to the Indemnified Parties, and Buyer shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, provided further that Buyer shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (2) the Indemnified Parties will cooperate in the defense of any such Claim and (3) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not unreasonably be withheld).

         c) In the event Buyer or any of its successors or assigns (1) consolidates with or merges into any other Person and shall not continue or survive such consolidation or merger, or (2) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer assume the obligations set forth in this Section
5.11. The term "Buyer" shall include such successors and assigns at each place the term is used in these indemnification provisions.

         d) The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs, estate and personal representatives to the extent that each is liable or alleged to be liable for a Claim as a successor to the Indemnified Party.

Section  5.12 Acquisition  Sub.

Prior to the Effective Time, Buyer will take any and all necessary action to cause (i) Acquisition Sub to become a direct wholly-owned subsidiary of Buyer and (ii) the directors and the stockholder of Acquisition Sub to approve the transactions contemplated by this Agreement.

                     Article VI. Conditions to Consummation

Section 6.01 Conditions to Each Party's Obligations.
The respective obligations of each party to effect the Merger and any other transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

         a) This Agreement shall have been approved by the requisite vote of Seller's stockholders in accordance with applicable laws and regulations.

         b) The Requisite Regulatory Approvals, the consent of the OTS and any other required waivers of regulatory or governmental bodies with respect to this Agreement and the transactions contemplated hereby shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; and all other consents, waivers and approvals of any third parties which are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made except for those the failure to obtain would not have a Material Adverse Effect (i) on Seller and its Subsidiaries taken as a whole or (ii) on Buyer and its Subsidiaries taken as a whole. No such approval or consent shall have imposed any condition or requirement that would so materially and adversely impact the economic or business benefits to Buyer or Seller of the transactions contemplated hereby that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.


         c) No party hereto shall be subject to any order, decree, ruling or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or any transactions contemplated by this Agreement.

         d) No statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger or any other transactions contemplated by this Agreement.

Section 6.02 Conditions to the Obligations of Buyer.
The obligations of Buyer to effect the Merger and any other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Buyer:

         a) The obligations of Seller required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all respects, except as to the failure to perform an obligation or obligations that would not result in a Material Adverse Effect on Seller and its Subsidiaries taken as a whole, and the representations and warranties of Seller contained in this Agreement shall be true and correct, subject to Section 3.01 and Section 3.02, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date), and Buyer shall have received a certificate to the foregoing effect signed by the president and the chief financial officer of Seller.

         b) Buyer shall have received the opinion of counsel of Seller with respect to those matters set forth on Exhibit B hereto in form and substance reasonably satisfactory to Buyer.

Section 6.03 Conditions to the Obligations of Seller.

The obligations of Seller to effect the Merger, and any other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Seller:

         a) The obligations of Buyer required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all respects, except as to the failure to perform an obligation or obligations that would not result in a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole, and the representations and warranties of Buyer contained in this Agreement shall be true and correct, subject to

Section 3.01 and Section 3.02, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date), and Seller shall have received a certificate to the foregoing effect signed by the president and the chief financial officer of Buyer.

         b) Buyer shall have deposited or caused to be deposited, in trust with the Paying Agent, an amount of cash equal to the aggregate Merger Consideration that the Seller stockholders shall be entitled to receive at the Effective Time pursuant to Section 1.02 of the Agreement.

                          Article VII. Data Processing

Section 7.01 Sample Data. At a date prior to Closing agreed upon between Buyer and Seller, Seller shall provide to Buyer, a machine-readable data tape of all of Seller S&L's loan and deposit accounts, together with a written description of the file, record, and field data types and formats, to allow Buyer to prepare for a data processing conversion. The data tape shall include summary interest accrual and payment information for the current year to date, except that the name and address information may, at Seller's option, be encoded in such a way that the actual identities of Seller S&L's customers cannot be determined.

Section 7.02 Information for Check Ordering. After receipt of the Requisite Regulatory Approvals of the transactions contemplated by this Agreement, Seller shall provide to Buyer a machine-readable data tape of all of Seller S&L's deposits, including all customer name and address information, to enable Buyer to begin ordering checks, deposit slips, and other transaction items for use by its customers.

Section 7.03 Installation of Data Circuits. After the effective date of this Agreement, Seller shall cause Seller S&L to give Buyer reasonable access to Seller S&L's locations during normal business hours for the purposes of installing and testing data circuits and data processing equipment, provided that the location, installation, and testing of said circuits and equipment shall not be permitted to disrupt Seller S&L's normal daily functions and operation. In the event that this Agreement is terminated without consummation of the planned transactions, Buyer shall remove its data processing equipment and circuits within 30 days after the termination and shall repair promptly any damage done to Seller S&L's property during the installation or removal, all at Buyer's sole expense.

                           Article VIII. Termination

Section 8.01 Termination. This Agreement may be terminated, and the Merger abandoned, at or prior to the Effective Time, either before or after any requisite stockholder approval:

         a) by the mutual consent of Buyer and Seller in a written instrument, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board; or

         b) by Buyer or Seller, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of the failure of the stockholders of Seller to approve the Agreement at the Stockholder Meeting; or

         c) by Buyer or Seller,  by written notice to the other party, if either
(i) any approval, consent or waiver of a governmental agency required to permit consummation of the transactions contemplated hereby shall have been unappealably denied or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

         d) by Buyer or Seller, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by May 31, 2001, unless the failure to so consummate by such time is due to the material breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

         e) by Buyer or Seller (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of (i) a failure to perform or comply by the other party with any covenant or agreement of such other party contained in this Agreement, which failure or non-compliance has a Material Adverse Effect in the context of the transactions contemplated by this Agreement, or (ii) subject to Section 3.02a), any inaccuracies, omissions or breach in the representations, warranties, covenants or agreements of the other party contained in this Agreement the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a Material Adverse Effect on such other party; in either case which has not been or cannot be cured within 30 calendar days after written notice thereof is given by the party seeking to terminate to such other party; or

         f) by Seller, if the Board of Directors of Seller reasonably determines by vote of a majority of the members of its entire Board that an Acquisition Proposal is a Superior Proposal.

         g) by Buyer, if more than 10% of Seller's stockholders exercise dissenters' or appraisal rights under applicable law by delivering a written demand for appraisal of their shares to Seller prior to the stockholders vote on the Merger.

         h) by Buyer, if there shall have been a change in the condition of Seller between the date of Buyer's initial due diligence and the closing date which constitutes a Material Adverse Effect and Buyer shall have given written notice thereof to the Seller and within 30 days thereafter Seller shall have failed to cure such change. Buyer shall be entitled to a final due diligence review, on site, at Seller S&L's locations, during the last five (5) days prior to the Effective Time, solely for the purpose of confirming that there have been no changes since the date of Buyer's initial due diligence having a Material Adverse Effect on the condition of Seller.

         i) by Buyer, if the Requisite Regulatory Approvals are subject to conditions reasonably unacceptable to Buyer, under the standards set forth in
Section 6.01b hereof.

Section 8.02 Termination Fee. In the event that Seller terminates this Agreement pursuant to Section 8.01f) and, within 12 months after the termination of this Agreement, Seller or Seller S&L enters into a definitive agreement with the person that made the Superior Proposal then Seller shall, within 10 business days following written demand by Buyer, pay to Buyer $500,000.

Section 8.03 Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller prior to the consummation of the Merger as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation hereunder, except (i) the obligations of the parties under Section 5.03 (with respect to confidentiality and the return of information), Section 8.02 and Section 10.06 shall survive any termination of this Agreement and (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                     Article IX. Closing and Effective Time

Section 9.01 Effective Time. The closing of the transactions contemplated hereby ("Closing") shall take place at the offices of Buyer, unless another place is agreed to by Buyer and Seller, on a date agreed to by Buyer and Seller ("Closing Date") that is no later than 30 days following the date on which the expiration of the last applicable waiting period in connection with notices to and approvals of governmental authorities shall occur and all conditions to the consummation of this Agreement are satisfied or waived, or on such other date as may be agreed to by the parties. Prior to the Closing Date, Acquisition Sub and Seller shall execute a Certificate of Merger in accordance with all appropriate legal requirements, which shall be filed as required by law on the Closing Date, and the Merger provided for therein shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time").

Section 9.02 Deliveries at the Closing. Subject to the provisions of Article VI and Article VIII, on the Closing Date there shall be delivered to Buyer and Seller the documents and instruments required to be delivered under Article VI.

                        Article X. Certain Other Matters

Section 10.01 Certain Definitions; Interpretation. As used in this Agreement, the following terms shall have the meanings indicated:

         a) "Affiliate" means any person (a) which directly or indirectly controls, or is controlled by, or is under common control with any other person or any Subsidiary of that other person; (b) which directly or beneficially owns or controls 5% or more of any class of voting stock of another person or any Subsidiary of that other person; or (c) of which 5% or more of any class of voting stock is owned directly or beneficially by any other person or any Subsidiary of that other person.

         b) "person" includes an individual, corporation, limited liability company, partnership, association, trust or unincorporated organization.

         When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

Section 10.02 Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 5.03 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

Section 10.03 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time by an agreement in writing between the parties hereto except that, after the vote by the stockholders of Seller, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Seller Common Stock or contravene any provision of the DGCL or the federal banking laws, rules and regulations.

Section 10.04 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

Section 10.05 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles.

Section 10.06 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

Section 10.07 Notices. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

If to Seller, to:

Robert W. King, President and CEO
Hardin Bancorp, Inc.
201 Northeast Elm Street
Hardin, Missouri 64035

With copies to:
Robert I. Lipsher, Esq.
Luse Lehman Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W.
Suite 400
Washington, D.C. 20015


If to Buyer, to:

Rick L. Smalley, Co-CEO and President and
David M. Seymour, Co-CEO
Dickinson Financial Corporation
1100 Main Street, Suite 350
Kansas City, Missouri 64105
Fax (816) 472-5211

With copies to:

Amy Dickinson Holewinski, Esq.
Dickinson Financial Corporation
1100 Main Street, Suite 350
Kansas City, Missouri 64105
Fax (816) 472-5211

Section 10.08 Entire Agreement, Etc. This Agreement, together with the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Section
5.12 which confers rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Specific Performance. Buyer and Seller agree that the franchise value of Seller S&L represents a unique asset and that the failure of either party to perform the terms of this Agreement would cause irreparable harm for which monetary damages would be totally inadequate. Therefore, either party shall be entitled to specific performance of the terms of this Agreement. Nothing contained in this Agreement, however, shall be deemed as granting to Buyer control over Seller or Seller S&L until such time as the Requisite Regulatory Approvals have been granted. Until the Requisite Regulatory Approvals have been received, a breach of this Agreement by either party may be remedied only by an action for money damages.

Section 10.10 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                             DICKINSON FINANCIAL CORPORATION

                                             By:  /s/ Rick L. Smalley
                                                ----------------------------
                                             Name: Rick L. Smalley
                                                  --------------------------
                                             Title: President
                                                   -------------------------



                                             HARDIN BANCORP, INC.

                                             By:   /s/ Robert King
                                                 --------------------------
                                             Name:    Robert King
                                                  -------------------------
                                                        President

APPENDIX B--Opinion of trident securities, inc.

                                                                October 25, 2000

Board of Directors
Hardin Bancorp, Inc.
201 Northeast Elm St.
Hardin, MO 64035

Members of the Board:

         You have requested our opinion as to the fairness, from a financial point of view, to the holders of the issued and outstanding shares of common stock (the "Hardin Bancorp Common Stock") of Hardin Bancorp, Inc. ("Hardin"), of the consideration to be paid by Dickinson Financial Corporation ("Dickinson Financial") pursuant to the Agreement and Plan of Merger, dated as of October 25, 2000 (the "Agreement") by and among Hardin and Dickinson Financial. Unless otherwise noted, all terms used herein will have the same meaning as defined in the Agreement.

         The Agreement provides for the merger (the "Merger") of newly established subsidiary of Dickinson Financial ("Acquisition Sub") with and into Hardin, pursuant to which, among other things, at the Effective Time (as defined in the Agreement), each outstanding share of Hardin Common Stock, other than any Excluded Shares (as defined in the Agreement) of Hardin, will be exchanged for the right to receive $21.75 in cash (the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement.

         Trident Securities ("Trident Securities"), a division of McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

         We have acted as Hardin's financial advisor in connection with, and have participated in certain negotiations leading to, the Agreement. In connection with rendering our opinion set forth herein, we have among other things:

     (i) Reviewed certain publicly available information concerning Hardin, including the Annual Reports on Form 10-KSB of Hardin for each of the years in the three-year period ended March 31, 2000 and the Quarterly Report on Form 10-QSB of Hardin for the quarter ended June 30, 2000;

     (ii) Reviewed certain other internal information, primarily financial in nature relating to the respective businesses, earnings, assets and prospects of Hardin and Dickinson Financial provided to us or publicly available for purposes of our analysis;

     (iii) Participated in meetings and telephone conferences with members of senior management of Hardin concerning the financial condition, business, assets, financial forecasts and prospects of the company, as well as other matters we believed relevant to our inquiry;

     (iv) Reviewed certain stock market information for Hardin Common Stock and compared it with similar information for certain companies, the securities of which are publicly traded;

     (v) Compared the results of operations and financial condition of Hardin with that of certain companies, which we deemed to be relevant for purposes of this opinion;

     (vi) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions, which we deemed to be relevant for purposes of this opinion;

     (vii) Reviewed the Agreement and certain related documents; and

     (vii) Performed  such  other   reviews  and  analyses  as  we  have  deemed
           appropriate.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of Hardin and Dickinson Financial contained in the Agreement. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted, an independent investigation or verification of such matters. We have not been engaged to and we have not conducted a physical inspection of any of the assets, properties or facilities of either Hardin or Dickinson Financial, nor have we made or obtained or been furnished with any independent valuation or appraisal of any of such assets, properties or facilities or any of the liabilities of either Hardin or Dickinson Financial. With respect to financial forecasts used in our analysis, we have assumed that such forecasts have been reasonably prepared by management of Hardin on a basis reflecting the best currently available estimates and judgments of the management of Hardin as to the future performance of Hardin. We have not been engaged to and we have not assumed any responsibility for, nor have we conducted any independent investigation or verification of such matters, and we express no view as to such financial forecasts or the assumptions on which they are based. We have also assumed that all of the conditions to the consummation of the Merger, as set forth in the Agreement, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

     This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Consideration, to the holders of Hardin Common Stock, and does not address the underlying business decision by Hardin's Board of Directors to effect the Merger, does not compare or discuss the relative merits of any competing proposal or any other terms of the Merger, and does not constitute a recommendation to any Hardin shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent an opinion as to what the value of Hardin Common Stock may be at the Effective Time of the Merger or as to the prospects of Hardin's business or Dickinson Financial's business.

         We have acted as financial advisor to Hardin in connection with the Merger and will receive from Hardin a fee for our services, a significant portion of which is contingent upon the consummation of the Merger, as well as Hardin's agreement to indemnify us under certain circumstances. We will also receive a milestone fee in connection with the delivery of this opinion.

         In the ordinary course of business, we may actively trade securities of Hardin for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

         It is understood that this opinion was prepared solely for the confidential use of the Board of Directors and senior management of Hardin and may not be disclosed, summarized, excerpted from or otherwise publicly referred to without our prior written consent. Our opinion does not constitute a recommendation to any stockholder of Hardin as to how such stockholder should vote at the stockholders' meeting held in connection with the Merger. This opinion does not represent an opinion as to what the value of Hardin Common Stock may be at the Effective Time of the Merger or as to the prospects of Hardin's business or Dickinson Financial's business. Notwithstanding the foregoing, this opinion may be included in the proxy statement to be mailed to the holders of Hardin Common Stock in connection with the Merger, provided that this opinion will be reproduced in such proxy statement in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement, will be in a form reasonably acceptable to us and our counsel.

         Based upon and subject to the foregoing and such other matters, as we consider relevant, it is our opinion that as of the date hereof, the Consideration is fair, from a financial point of view, to the stockholders of Hardin.

                                            Very truly yours,

                                            /s/ Trident  Securities

                                            TRIDENT  SECURITIES,  a division  of
                                            McDonald Investments Inc.

APPENDIX C--SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

TEXT OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

262 APPRAISAL RIGHTS. - (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a  proposed  merger or  consolidation  for  which  appraisal  rights  are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each
stockholder  of  each  constituent   corporation  who  has  complied  with  this
subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or  consolidation  was  approved  pursuant  to Section  228 or
Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                              HARDIN BANCORP, INC.

                         SPECIAL MEETING OF STOCKHOLDERS
                                February 2, 2001


      The undersigned hereby appoints William L. Homan and W. Levan Thurman, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of capital stock of Hardin Bancorp, Inc. (the "Company") which the undersigned is entitled to vote at the Special Meeting of Stockholders (the "Meeting") to be held at the Hardin United Methodist Church Fellowship Hall located at 101 Northeast First Street, Hardin, Missouri, on February 2, 2001 at 1:00 p.m., Hardin, Missouri time and at any and all adjournments and postponements thereof.

1. To approve the adoption of the Agreement and Plan of Merger dated October 25, 2000 by and among Dickinson Financial Corporation and Hardin Bancorp, Inc.

               [_] FOR            [_] AGAINST           [_] ABSTAIN

2. In their discretion, upon such other matters as may properly come before the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL LISTED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.


                    The Board of Directors recommends a vote
                        "FOR" the proposal listed above.


                                    (Continued and to be SIGNED on Reverse Side)

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     Should the undersigned be present and choose to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of the Company at the Meeting of the stockholder's decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of the Company or by duly executing a proxy bearing a later date.

     The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of the notice of the Meeting and the Proxy Statement dated January 3, 2001.


Dated:  ___________, 2001          ____________________________________________
                                   Signature of Stockholder
                                   Please sign exactly as your name(s) appear(s) to the left. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.


PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE